Exhibit 10.i

EQUITY SUPPORT, SUBORDINATION AND

RETENTION AGREEMENT

dated

30 June 2014

by

SAUDI ARABIAN MINING COMPANY

as Ma’aden

SAUDI BASIC INDUSTRIES CORPORATION

as SABIC

THE MOSAIC COMPANY

as Mosaic

MOSAIC PHOSPHATES B.V.

as Mosaic Shareholder

MA’ADEN WA’AD AL SHAMAL PHOSPHATE COMPANY

as Company

MIZUHO BANK, LTD.

as Intercreditor Agent

and

RIYAD BANK, LONDON BRANCH

as Offshore Security Trustee and Agent

Bahrain

Schedule
SCHEDULE 1	54
Subordinated Loan Creditor Accession Deed	54
SCHEDULE 2	56
Shareholder Accession Deed	56
SIGNATURE PAGES	58

THIS AGREEMENT is dated 30 June 2014 and made as a deed between:

(1)	SAUDI ARABIAN MINING COMPANY (“Ma’aden”);

(2)	SAUDI BASIC INDUSTRIES CORPORATION (“SABIC”);

(3)	THE MOSAIC COMPANY (“Mosaic”);

(4)	MOSAIC PHOSPHATES B.V. (the “Mosaic Shareholder”);

(5)	MA’ADEN WA’AD AL SHAMAL PHOSPHATE COMPANY (the “Company”);

(6)	MIZUHO BANK, LTD. as intercreditor agent for the Finance Parties (the “Intercreditor Agent”); and

(7)	RIYAD BANK, LONDON BRANCH as offshore security trustee and agent on behalf of the Secured Parties (the “Offshore Security Trustee and Agent”).

THE PARTIES AGREE as follows:

SECTION 1 - INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Terms defined in the Common Terms Agreement shall, unless otherwise defined in this Agreement, have the same meaning when used herein and, in addition:

“Acceding Shareholder” means each new shareholder of the Company that accedes to this Agreement in accordance with Clause 28.5 (Accession of Acceding Shareholders).

“Accession Date” means the date on which any Acceding Shareholder accedes to this Agreement in accordance with Clause 28.5 (Accession of Acceding Shareholders).

“Additional Cost Overrun Commitment” means, in relation to a Sponsor, the undertakings of that Sponsor in Clause 5 (Additional Cost Overrun Commitment).

“Additional Cost Overrun Funding Notice” has the meaning given to such term in Clause 5.1 (Additional Cost Overrun Balance).

“Assignment of Business Interruption Insurance” has the meaning given to such term in Clause 8.6 (Assignment of Business Interruption Insurance).

“Authorisation” means an authorisation, consent, approval, resolution, licence, permit, exemption, filing, notarisation or registration necessary in connection with the Project pursuant to any applicable law.

“Bank Subordinated Loan” means any loan to the Company from a bank, financial institution or other entity rated at least A- by S&P or Fitch or A3 by Moody’s which has acceded to this Agreement pursuant to and in accordance with Clause 28.3 (Accession of Subordinated Loan Creditors) provided always that such loan shall be subordinated in the manner required by Clause 15 (Subordinated Loans).

“Base Equity Commitment” means any Sponsor’s obligation to provide Contributed Base Equity pursuant to paragraph (a) of Clause 4.1 (Contributed Equity Undertaking).

“Base Rate” means in relation to Senior Sponsor Debt denominated in Dollars or Riyals, LIBOR or SIBOR respectively.

“Common Terms Agreement” means the agreement so entitled, entered into by the Company, the Intercreditor Agent and others on or about the date hereof.

“Commercial Pledge” has the meaning given to such term in paragraph (c)(iv) of Clause 8.1 (New Security).

“Commercial Mortgage” has the meaning given to such term in Clause 8.3 (Commercial Mortgage).

“Company’s Assignment of Insurances” has the meaning given to such term in paragraph (c)(iii) of Clause 8.1 (New Security).

“Company’s Assignment of Re-insurances” has the meaning given to such term in paragraph (c)(ii)(B) of Clause 8.1 (New Security).

“Company’s Assignment of Technology Rights” has the meaning given to such term in paragraph (c)(i) of Clause 8.1 (New Security).

“Dispute” has the meaning given to such term in paragraph (b) of Clause 40.1 (Litigation).

“Disputing Party” has the meaning given to such term in paragraph (b) of Clause 41.2 (Procedure for arbitration).

“DSU Commitment” means, in relation to a Sponsor, the undertakings of that Sponsor set out in Clause 6 (Debt Service Undertaking Commitment).

“Facility Debt Service” means the aggregate of:

(a)	all scheduled amounts of principal payable under the Conventional Facility, the ECA Facility, the PIF Facility, any Ancillary Facility and the SIDF Facility;

(b)	any scheduled refunds of Stage Payments or the Fixed Element of any Islamic Rental Payment payable under the Dollar Procurement Facility Documents, Riyal Procurement Facility Documents and the Wakala Facility Finance Documents and the Fixed Element of any Late Delivery Compensation Payments scheduled to fall due under the Wakala Facility;

(c)	any scheduled Purchase Prices under a WCM Agreement (unless capable of being settled by a WCRM Transaction);

(d)	all scheduled amounts of Commission payable under the Conventional Facility, the ECA Facility, the PIF Facility, any Ancillary Facility and the SIDF Facility (other than, for the avoidance of doubt, Commission which is capitalised in accordance with the relevant Facility Agreement);

(e)	any Advance Rental Payments or the Variable Element of any Islamic Rental Payment payable under the Dollar Procurement Facility Documents, Riyal Procurement Facility Documents and the Wakala Facility Finance Documents and the Additional Fixed Elements of any Late Delivery Compensation Payments scheduled to fall due under the Wakala Facility;

(f)	any scheduled Profits Amounts under a WCM Agreement;

(g)	any Hedging Amounts (if payable by the Company);

(h)	all other fees and charges and other Finance Costs payable under or in respect of the Secured Debt and the SIDF Facility including without limitation default Commission and Late Payment Charges; and

(i)	without double counting all scheduled repayments of principal and payment of Commission and other finance costs in respect of any Permitted Indebtedness (other than Subordinated Loans),

excluding in relation to any of the foregoing any amount which has only become due and payable as a result of the taking of an Initial Action or Enforcement Action (each term as defined in the Intercreditor Agreement) and any mandatory prepayment pursuant to clause 8 (Mandatory Prepayment) of the Common Terms Agreement or otherwise.

“First Currency” has the meaning given to such term in Clause 26.1 (Currency indemnity).

“IFA Balance” means an amount equal to the portion of the Infrastructure Funding Amount, if any, which the Company has not received by the IFA Longstop Date.

“IFA Bridge Loan” has the meaning given to such term in Clause 11.1 (Infrastructure Funding Amount).

“IFA Bridge Loan Repayment” means the repayment of an IFA Bridge Loan (or any part of it) by the Company from funds standing to the credit of the Infrastructure Funding Account and made from the proceeds of any Infrastructure Funding received after the IFA Longstop Date.

“IFA Longstop Date” means 31 December 2016.

“Infrastructure Funding” means the funding allocated for the development of infrastructure assets to be utilised for the Project pursuant to Article 3 of the Council of Ministers Resolution No. 87 dated 28/2/1433H.

“Infrastructure Funding Amount” means two hundred and sixty million Dollars (USD 260,000,000) of Infrastructure Funding.

“Insolvency Event” means any event of the type described in clauses 29.6 (Insolvency) or 29.7 (Insolvency proceedings) of the Common Terms Agreement (without reference to any conditions or grace periods referred to therein).

“Insurers’ Assignment of Re-insurances” has the meaning given to such term in paragraph (c)(ii)(A) of Clause 8.1 (New Security).

“LCIA” has the meaning given to such term in paragraph (a) of Clause 41.1 (Arbitration Option).

“New Security” has the meaning given to such term in Clause 8.1 (New Security).

“Non-Sponsor Saudi GRE” has the meaning given to such term in in paragraph (a)(iii) of Clause 13.2 (New Shareholders).

“Obligor” means each Sponsor, the Mosaic Shareholder or each Acceding Shareholder.

“Party” means a party to this Agreement.

“Permitted Payment” means:

(a)	a payment made from the Residual Accounts as contemplated by clause 33.13 (Priority of Distributions) of the Common Terms Agreement and payable in accordance with the provisions of the Common Terms Agreement;

(b)	a payment of a Reimbursable Drawstop Amount; and

(c)	an IFA Bridge Loan Repayment.

“Proportion” means:

(a)	during the period commencing on the date of this Agreement and ending on the Project Completion Date, in relation to:

(i)	Ma’aden, 60% (sixty per cent.);

(ii)	Mosaic, 25% (twenty five per cent.); and

(iii)	SABIC, 15% (fifteen per cent.);

(b)	and thereafter, in relation to a Sponsor or an Acceding Shareholder, a proportion corresponding to its (or in relation to Mosaic, the Mosaic Shareholder’s) percentage ownership (whether direct or indirect) in the issued share capital of the Company at the applicable time.

“Saudi GRE” has the meaning given to such term in paragraph (a)(ii) of Clause 13.2 (New Shareholders).

“Second Currency” has the meaning given to such term in Clause 26.1 (Currency indemnity).

“Senior Sponsor Debt Criteria” has the meaning given to such term in Clause 7.3 (Senior Sponsor Debt Criteria).

“Senior Sponsor Debt” has the meaning given to such term in Clause 7.3 (Senior Sponsor Debt Criteria).

“Shareholder Accession Deed” means an accession deed in the form, or substantially in the form, set out in Schedule 2 (Shareholder Accession Deed).

“Shareholders Agreement” means the agreement numbered 1 in schedule 4 (Project Documents) of the Common Terms Agreement.

“Shareholder Funding” means any (or a combination) of:

(a)	Contributed Equity; and

(b)	Bank Subordinated Loans.

“Shareholder Subordinated Loan” means any loan from a Sponsor or Shareholder to the Company provided to fund the applicable Sponsor’s or Shareholder’s obligations under this Agreement, any loan from a Sponsor or Shareholder to the Company as a form of equity contribution (but excluding any such loan to the extent reimbursed by way of Approved Reimbursable Project Costs and Reimbursable Drawstop Amounts), which loans shall be subordinated in the manner required by Clause 15 (Subordinated Loans) but excluding, for the avoidance of doubt, any loan made available under a SIDF Senior Sponsor Facility.

“Shareholder Tax Amount” means, in relation to a Sponsor (or in the case of Mosaic, the Mosaic Shareholder) or an Acceding Shareholder on an Instalment Payment Date, an SIDF Repayment Date, or a Commission Payment Date, the sum of any Shareholder Tax and Severance Fees paid by the Company for and on behalf of such Sponsor (or, in the case of Mosaic, the Mosaic Shareholder) where such payment is in discharge of such Sponsor’s or Mosaic Shareholder’s obligation to pay for Shareholder Tax or Severance Fees, or Acceding Shareholder (and not already reimbursed by such Sponsor, Mosaic Shareholder or Acceding Shareholder to the Company) since the earlier of (i) the date falling thirty six (36) months before such date, and (ii) the last date on which an amount was paid into the Residual Account pursuant to clause 33.11 (Residual Accounts) of the Common Terms Agreement.

“Shareholder Tax Reimbursement” has the meaning given to such term in Clause 9 (Reimbursement).

“Shareholder Tax Reimbursement Commitment” means in relation to a Sponsor or an Acceding Shareholder, the undertakings of that Sponsor in Clause 9.2 (Deposit undertaking).

“Shareholder Tax Reimbursement Portion” means in respect of any Sponsor (or, in the case of Mosaic, the Mosaic Shareholder) or Acceding Shareholder, on a relevant date the amount equal to the following:

RDS	×	(	STA	)
TSTA

where:

RDS = the total Repayment Debt Shortfall calculated pursuant to Clause 9 (Reimbursement) for the relevant date;

STA = the Shareholder Tax Amount for such Sponsor (or, in the case of Mosaic, the Mosaic Shareholder) or Acceding Shareholder for the relevant date; and

TSTA = the aggregate of all Shareholder Tax Amounts for the Sponsors (or, in the case of Mosaic, the Mosaic Shareholder) and all Acceding Shareholders on such relevant date.

“SIDF Non-Funding Event” means the event described in paragraph (a) or paragraph (b) of Clause 8.1 (New Security) as the context requires.

“SIDF Release Event” has the meaning given to such term in paragraph (c) of Clause 8.1 (New Security).

“SIDF Senior Sponsor Facility” has the meaning given to such term in Clause 7.2 (SIDF Senior Sponsor Facility).

“SIDF Supplemental Facility” has the meaning given to such term in Clause 7.1 (SIDF Supplemental Facility).

“SIDF Supplemental Lender” has the meaning given to such term in Clause 7.1 (SIDF Supplemental Facility).

“Standby Equity Commitment” means any Sponsor’s obligation to provide Contributed Standby Equity pursuant to paragraph (b) of Clause 4.1 (Contributed Equity Undertaking).

“Subordinated Loan” means a Shareholder Subordinated Loan or a Bank Subordinated Loan.

“Subordinated Loan Creditor” means, in relation to a Subordinated Loan, a Sponsor, a Shareholder or any bank, financial institution, or other entity which provides such Subordinated Loan to the Company.

“Subordinated Loan Creditor Accession Deed” means an accession deed in the form, or substantially in the form, set out in Schedule 1 (Subordinated Loan Creditor Accession Deed).

“Subordinated Loan Documents” means any agreement or document evidencing or providing for the provision of a Subordinated Loan.

“Tribunal” has the meaning given to such term in paragraph (b) of Clause 41.2 (Procedure for arbitration).

“US Obligor” means Mosaic and any Acceding Shareholder whose jurisdiction of incorporation is a state of the United States of America or the District of Columbia.

1.2	Construction

The rules of construction set out in clauses 1.2 (Construction) and 1.3 (Currency symbols and definitions) of the Common Terms Agreement shall apply mutatis mutandis to this Agreement as if references therein to “this Agreement” were a reference to this Agreement.

1.3	Documents and Statutes

Save where the contrary is indicated, any reference in this Agreement to:

(a)	this Agreement, any Transaction Document, any Authorisation or any other agreement or document shall be construed as a reference to the same as it may have been, or may from time to time be, amended, restated, varied, novated, replaced or supplemented, provided that any amendment, restatement, variation, novation, replacement or supplement to the provisions of the Common Terms Agreement referred to in Clauses 1.2 (Construction), 4.1 (Contributed Equity Undertaking), 5.3 (Sponsor undertaking), 6.1 (Debt Service undertaking), 9.2 (Deposit Undertaking), 11.1 (Infrastructure Funding Amount) and 23 (Late Payments) shall, to the extent that it would increase the obligations of the Sponsor under this Agreement, be deemed not to have been made, unless otherwise agreed by the Intercreditor Agent and the Sponsors; and

(b)	a statute, statutory provision or code shall be construed as a reference to such statute, statutory provision or code as the same may have been, or may from time to time be, amended or re enacted and all instruments, orders, plans, regulations, bylaws, permissions and directions at any time made thereunder.

1.4	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Third Parties Act to enforce or enjoy the benefit of any term of this Agreement.

(b)	Save as provided in the Intercreditor Agreement, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

1.5	Offshore Security Trustee and Agent’s and Intercreditor Agent’s actions

Any reference in this Agreement to an action of the Offshore Security Trustee and Agent or the Intercreditor Agent shall be construed as a reference to such Agent acting in accordance with the provisions of the Intercreditor Agreement.

1.6	Obligations several

The obligations of each Obligor under this Agreement are several. Failure by an Obligor to perform its obligations under this Agreement does not affect the obligations of any other Obligor under this Agreement. Unless specified to the contrary herein, each Sponsor and Acceding Shareholder shall be liable only for its Proportion of any payment due under this Agreement and is not responsible for the obligations of the other Sponsor or any other Acceding Shareholder under this Agreement.

1.7	Satisfaction of other Sponsor’s Obligations

A Sponsor or any Acceding Shareholder may at its option and in its sole discretion, satisfy the Additional Cost Overrun Commitment, DSU Commitment, Shareholder Tax Reimbursement Commitment and/or Equity Commitment of any other Sponsor or Acceding Shareholder.

SECTION 2 - REPRESENTATIONS AND WARRANTIES

2.	REPRESENTATIONS AND WARRANTIES

2.1	Making of representations and warranties

(a)	Each Obligor makes the representations and warranties set out in this Clause 2 (other than Clause 2.18 (Technology Rights Agreements)) to the extent and on the dates set out in Clause 3 (Date of Making Representations and Warranties).

(b)	Ma’aden makes the representations and warranties set out in Clause 2.18 (Technology Rights Agreements) on the dates set out in Clause 3 (Date of Making Representations and Warranties).

2.2	Status

(a)	It is duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

(b)	Each US Obligor is duly qualified and is licensed and in good standing under the laws of its jurisdiction of incorporation.

2.3	Ownership

In relation to:

(a)	Ma’aden, fifty per cent. (50%) of its issued and voting share capital is owned by the Government of the Kingdom of Saudi Arabia, acting through PIF;

(b)	the Mosaic Shareholder, 100 per cent. (100%) of its issued and voting share capital is owned directly or indirectly by Mosaic; and

(c)	SABIC, seventy per cent. (70%) of its issued and voting share capital is owned by the Government of the Kingdom of Saudi Arabia, acting through PIF.

2.4	Binding obligations

The obligations expressed to be assumed by it in each Finance Document and each Key Project Document to which it is party are (subject to any Legal Reservations (in respect of each Sponsor and the Mosaic Shareholder) and subject to laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors (in respect of each Acceding Shareholder)) legal, valid, binding and enforceable obligations.

2.5	Power and authority

It has the corporate power to enter into, perform and deliver, and has taken all necessary corporate action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is party and the transactions contemplated by those Transaction Documents.

2.6	Transactions permitted

The execution by it of the Transaction Documents to which it is expressed to be party and the performance by it of its obligations or the exercise of its rights thereunder do not in any material respect:

(a)	contravene its constitutional documents;

(b)	contravene any applicable law;

(c)	contravene any agreement, obligation or court order binding upon it or applicable to its assets or revenues; or

(d)	cause any limitation on its corporate powers or the powers of any authorised officer to be exceeded.

2.7	Validity and admissibility in evidence

Subject to:

(a)	any Legal Reservations (in respect of each Sponsor and the Mosaic Shareholder); and

(b)	any laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors (in respect of each Acceding Shareholder),

all material Authorisations which are required and in the ordinary course of business would be obtained, have been obtained or effected and are in full force and effect:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations under the Transaction Documents; and

(ii)	to make the Transaction Documents to which it is party admissible in evidence, in the case of those Transaction Documents governed by the laws of the Kingdom of Saudi Arabia (subject to translation into Arabic by a certified translator), in the Kingdom of Saudi Arabia or, if different, its jurisdiction of incorporation or organisation and, in the case of those Transaction Documents governed by the laws of England, in England or, if different, its jurisdiction of incorporation or organisation.

2.8	Authorisations

(a)	It is in receipt of, and in compliance in all material respects with, all material Authorisations which it is required to obtain for the Project, under the provisions of any applicable law at the time of making this representation.

(b)	It is not aware that any material Authorisations will not be granted when required.

(c)	It is not aware that any conditions to the effectiveness of any material Authorisation will not be satisfied when required.

(d)	All material Authorisations which it is required to obtain under the provisions of applicable law at the time of making this representation are in full force and effect and it is not aware of any steps being taken to revoke any of these Authorisations.

2.9	No misleading information

Save as disclosed in writing by it to the Intercreditor Agent on or prior to the Signing Date:

(a)	all factual information in relation to the Project, the Company and the Obligors (other than the Acceding Shareholders) contained in the Information Memorandum or otherwise supplied by an Obligor (other than the Acceding Shareholders) in relation to the Project was, at the date thereof, true, accurate and complete in all material respects and no material factual information in relation to the Project or an Obligor (other than the Acceding Shareholders) has been omitted;

(b)	the statements of opinion, projections and forecasts contained in the Original Base Case Financial Model and the Information Memorandum in relation to the Project were made and prepared in good faith on the basis of reasonable assumptions and were based upon the latest information available to it at that time, it being understood that projections and forecasts are by their nature predictions of future events and actual results may vary from such projections and forecasts and that nothing in this paragraph (b) shall be taken as a representation that such statements, projections and forecasts will ultimately prove to be correct; and

(c)	it is not aware of any facts or circumstances, and nothing has occurred, that renders the factual information relating to it, the Project and/or the Company set out in the Information Memorandum misleading or incorrect, in each case in a manner that, if disclosed, would be reasonably likely to materially and adversely affect the decision of a person considering whether to provide it or the Company with finance on the terms of the relevant Finance Document.

2.10	Transaction Documents

All the representations and warranties made by it in the Transaction Documents to which it is party are true and correct in all material respects.

2.11	Key Project Documents

It is not aware of any Force Majeure Event or Insolvency Event affecting any of the Key Project Documents to which it is party.

2.12	Pari passu ranking

Its payment obligations under the Finance Documents and Key Project Documents to which it is party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law.

2.13	Insolvency proceedings

No insolvency proceedings or other similar procedure relating to it before any court, agency or other relevant authority is currently in progress or, to the best of its knowledge, pending or threatened.

2.14	Other proceedings

No litigation, arbitration or administrative proceedings or other procedure for the resolution of disputes, or claim relating to it before any court, arbitral body, agency or other relevant authority is currently in progress or, to the best of its knowledge, pending or threatened which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

2.15	No immunity

(a)	The performance of its obligations under the Finance Documents and Key Project Documents to which it is party constitute private and commercial acts.

(b)	It is subject to civil and commercial law and to legal proceedings and in any proceedings taken in the Kingdom of Saudi Arabia and its jurisdiction of incorporation in relation to any Finance Document and Key Project Document to which it is party and it is not and will not be entitled to claim for itself or its assets immunity from suit, set off, judgment, execution, attachment or other legal process.

2.16	Winding up

It has not taken any steps and is not aware of any steps having been taken for its winding up, dissolution, administration or reorganisation or similar event or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its affairs, property assets or revenues.

2.17	Improper acts

It is not involved in any illegal activities in relation to drugs, terrorism, money laundering or similar activities.

2.18	Technology Rights Agreements

(a)	It is not aware of any infringement of any material intellectual property right belonging to a third party having occurred prior to the novation of the Technology Rights Agreements (to which it is a party) to the Company caused by the use of the technologies thereunder.

(b)	It is not aware of any litigation, arbitration or other procedure for the resolution of disputes, or claim relating to any infringement of any material intellectual property right belonging to a third party in connection with the technologies under the Technology Rights Agreements before any court, arbitral body or other relevant authority in progress prior to the novation of the Technology Rights Agreements to the Company or, to the best of its knowledge, pending or threatened prior to the novation of the Technology Rights Agreements to the Company which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

2.19	No improper gifts

It has not made or received a Prohibited Payment and it is not aware that a Prohibited Payment has been made or provided, directly or indirectly, by (or on behalf of) it, any of its Affiliates, its officers, directors or any other person acting on its behalf to, or for the benefit of, any public authority (or any official, officer, director, agent or key employee of, or other person with management responsibilities in any public authority) in connection with the Project or any of the Transaction Documents.

2.20	Compliance with applicable law

It is in compliance in all material respects with all applicable laws to the extent that such compliance is required under the provisions of such applicable law at the time of making this representation.

2.21	Financial statements

Its most recent financial statements furnished to the Finance Parties were prepared in accordance with generally accepted accounting standards in its jurisdiction of incorporation and they represent fairly its financial condition in all material respects as of the date on which the financial statements were drawn up.

3.	DATE OF MAKING REPRESENTATIONS AND WARRANTIES

(a)	Each Sponsor and the Mosaic Shareholder makes the representations and warranties set out in Clauses 2.2 (Status) to 2.17 (Improper acts) inclusive and Clauses 2.19 (No improper gifts) to 2.21 (Financial statements) inclusive in respect of itself to the Intercreditor Agent (on behalf of each Finance Party) on the Signing Date.

(b)	Ma’aden makes the representations and warranties set out in Clause 2.18 (Technology Rights Agreements) in respect of itself to the Intercreditor Agent (on behalf of each Finance Party) on the Signing Date.

(c)	Each Sponsor and the Mosaic Shareholder shall be deemed to repeat the representations and warranties in respect of itself set out in:

(i)	Clauses 2.2 (Status), 2.4 (Binding obligations), 2.5 (Power and authority), 2.6 (Transactions permitted) (other than paragraph (b) of Clause 2.6 (Transactions permitted), 2.7 (Validity and admissibility in evidence), 2.8 (Authorisations), 2.12 (Pari passu ranking), 2.15 (No immunity), 2.16 (Winding up), 2.17 (Improper acts) and 2.19 (No improper gifts) (inclusive) on each day on which:

(A)	a Utilisation Request or Stage Payment Request is received by a Facility Agent; and

(B)	a Utilisation or Stage Payment is made,

in each case, up to and including the Project Completion Date and with reference to the facts and circumstances then subsisting;

(ii)	Clauses 2.4 (Binding obligations), 2.5 (Power and authority), 2.6 (Transactions permitted) (other than paragraph (b) of Clause 2.6 (Transactions permitted)) 2.10 (Transaction Documents) and 2.11 (Key Project Documents) on the date any new Key Project Document is entered into by it but only in relation to such new Key Project Document; and

(iii)	Clause 2.21 (Financial Statements) on the date its financial statements are furnished to the Finance Parties but only in relation to such financial statements.

(d)	Each Acceding Shareholder makes the representations and warranties set out in Clause 2.2 (Status), Clauses 2.4 (Binding obligations) to 2.8 (Authorisations) inclusive, Clauses 2.10 (Transaction Documents) to 2.17 (Improper Acts) inclusive, Clause 2.19 (No improper gifts) and Clause 2.20 (Compliance with applicable law) in respect of itself to the Intercreditor Agent (on behalf of each Finance Party) on the Accession Date relative to it.

SECTION 3 - EQUITY SUPPORT AND EQUITY RETENTION

4.	USE OF EQUITY TO MEET PROJECT COSTS

4.1	Contributed Equity Undertaking

Each Sponsor (and in the case of Mosaic through the Mosaic Shareholder) undertakes to the Company, to provide the Company (in its respective Proportion) with:

(a)	Contributed Equity up to the Base Equity Limit to the extent necessary to pay for Base Project Costs (the “Base Equity Commitment”); and

(b)	Contributed Equity up to the Standby Equity Limit to the extent necessary to pay for Standby Project Costs (the “Standby Equity Commitment”).

4.2	Payment

(a)	All payments to be made by a Sponsor under this Clause 4 shall be made no later than the due date for the relevant payments to the relevant Disbursement Account or, following the occurrence of an Event of Default which is continuing, as the Intercreditor Agent or the Offshore Security Trustee and Agent may from time to time direct, provided that in each case, such proceeds may be applied only to pay for Base Project Costs or Standby Project Costs (as the case may be) as they become due and payable such that the ratio of Overall Project Debt Utilisation to Equity does not exceed 70:30.

(b)	For the avoidance of doubt:

(i)	the payment of Contributed Equity cannot be accelerated as a consequence of an Event of Default; and

(ii)	a Sponsor may, in its sole discretion, satisfy another Sponsor’s obligation to provide Contributed Equity pursuant to this Clause.

(c)	The obligations of the Sponsors under this Clause 4 are separate and independent of any obligations to make payments under Clause 5 (Additional Cost Overrun Commitment), 6 (Debt Service Undertaking Commitment), 9 (Reimbursement) or 11 (Infrastructure Funding).

5.	ADDITIONAL COST OVERRUN COMMITMENT

5.1	Additional Cost Overrun Balance

If at any time there exists, or the Company determines that there will within the next ninety (90) days exist, an Additional Cost Overrun Balance excluding any Facility Debt Service payable by the Company, the Company shall immediately demand by written notice to each Sponsor (with a copy to the Intercreditor Agent and the Offshore Security Trustee and Agent) (an “Additional Cost Overrun Funding Notice”) that the Sponsors provide, in their respective Proportions, sufficient funds by way of Shareholder Funding to meet such Additional Cost Overrun Balance.

5.2	Additional Cost Overrun Funding Notice

The Additional Cost Overrun Funding Notice shall state:

(a)	the amount of the Additional Cost Overrun Balance required to be funded by each Sponsor;

(b)	the currency or currencies in which such Shareholder Funding is to be provided and, where such Shareholder Funding is to be provided in more than one currency, the portion of the Shareholder Funding to be provided in each currency; and

(c)	the date by which such Shareholder Funding is to be provided by the Sponsors provided that the Sponsors shall not be required to provide such Shareholder Funding any earlier than:

(i)	in the case of an existing Additional Cost Overrun Balance, within five (5) days after service of the Additional Cost Overrun Funding Notice; and

(ii)	in the case of an anticipated Additional Cost Overrun Balance, fifteen (15) days prior to the date on which such Additional Cost Overrun Balance would otherwise occur.

5.3	Sponsor undertaking

Each Sponsor undertakes to each other Party that it will provide, or in the case of Bank Subordinated Loans procure the provision of, its Proportion of such Shareholder Funding promptly following receipt of an Additional Cost Overrun Funding Notice, and in any event by no later than the date which is required in such Additional Cost Overrun Funding Notice.

5.4	Payment of Additional Cost Overrun Balance

The proceeds of any Shareholder Funding provided pursuant to Clause 5.3 (Sponsor undertaking) shall be paid into the relevant Disbursement Account or, following the occurrence of an Event of Default which is continuing, as the Intercreditor Agent or the relevant Security Trustee and Agent may from time to time direct provided that, in each such case, the proceeds of such Shareholder Funding may only be applied towards Project Costs.

5.5	Company undertaking

The Company undertakes to the Offshore Security Trustee and Agent (as trustee and agent for itself and each other Secured Party) that it will, from time to time, issue such Additional Cost Overrun Funding Notices pursuant to this Clause 5 as are required to ensure that it is always able to meet all Project Costs constituted by an Additional Cost Overrun Balance as and when they fall due.

5.6	Offshore Security Trustee and Agent’s rights

(a)	If at any time the Offshore Security Trustee and Agent reasonably believes (or is instructed by the Intercreditor Agent that the Intercreditor Agent reasonably believes) and the Technical and Environmental Consultant confirms that there exists an Additional Cost Overrun Balance, it shall be entitled to serve a notice on the Company requiring it to exercise its rights under this Clause 5 and to serve an Additional Cost Overrun Funding Notice on the Sponsors.

(b)	If the Company fails to serve an Additional Cost Overrun Funding Notice on any Sponsor within seven (7) days of receiving notice to do so from the Offshore Security Trustee and Agent, the Offshore Security Trustee and Agent may (but shall not be obliged to) serve an Additional Cost Overrun Funding Notice on that Sponsor in respect of its Proportion of the relevant Additional Cost Overrun Balance and the provisions of Clauses 5.2 (Additional Cost Overrun Funding Notice) and 5.3 (Sponsor undertaking) shall apply to such Additional Cost Overrun Funding Notice as if the Additional Cost Overrun Funding Notice had been served by the Company.

5.7	Limitation on exercise of rights

The Offshore Security Trustee and Agent hereby agrees that, prior to the issue of an Enforcement Notice pursuant to clause 10.1 (Enforcement Notice) of the Intercreditor Agreement, unless the Company has failed to exercise its right to make demand on the Additional Cost Overrun Commitment within seven (7) days of receiving notice to do so from the Offshore Security Trustee and Agent pursuant to Clause 5.6 (Offshore Security Trustee and Agent’s rights), the Offshore Security Trustee and Agent shall not exercise any of its rights under paragraph (b) of Clause 5.6 (Offshore Security Trustee and Agent’s rights) in respect of the Additional Cost Overrun Commitment.

6.	DEBT SERVICE UNDERTAKING COMMITMENT

6.1	Debt Service undertaking

Each Sponsor undertakes to the Offshore Security Trustee and Agent (as trustee and agent for itself and each other Secured Party) and the Company, to provide (as a separate and independent obligation) by way of Shareholder Funding its Proportion of such amounts as are required to pay all Facility Debt Service payable by the Company to the extent that, on the due date for payment thereof, the Company has insufficient funds available to it to be applied to such obligations in accordance with the provisions of clause 33 (Deposits into and Withdrawals from Project Accounts) of the Common Terms Agreement.

6.2	Demand

(a)	The Company shall, as soon as it becomes aware that it will have insufficient funds available to it for payment of its Facility Debt Service obligations, but in any event no later than five (5) Business Days prior to the due date for the relevant payments, serve a notice in writing on each Sponsor (with a copy to the Intercreditor Agent and the Offshore Security Trustee and Agent) setting out the anticipated amount and currency of the shortfall, each Sponsor’s Proportion of such amount and the date on which such payments are required to be made.

(b)	If the Company fails to deliver the notice referred to in paragraph (a) above on any Sponsor, the Offshore Security Trustee and Agent shall serve such notice on that Sponsor on behalf of the Company:

(i)	after the Intercreditor Agent has confirmed to the Offshore Security Trustee and Agent that it has received a Single Facility Majority Approval to instruct the Offshore Security Trustee and Agent to serve such notice; and

(ii)	for the avoidance of doubt, no earlier than the date falling four (4) Business Days prior to the due date for the relevant payment,

in which case the provisions of Clause 6.1 (Debt Service undertaking) shall apply as if notice had been served by the Company.

6.3	Payment

All payments to be made by a Sponsor or, as the case may be, a Subordinated Loan Creditor under this Clause 6 shall be made no later than the due date for the relevant payments to the relevant Debt Service Account or, following the occurrence of an Event of Default which is continuing, as the Intercreditor Agent or the Offshore Security Trustee and Agent may from time to time direct, provided that in each case, such proceeds may be applied only towards meeting Facility Debt Service. The obligations of the Sponsors under this Clause 6 are separate and independent of any obligations to make payments under Clauses 4 (Use of Equity to meet Project Costs), 5 (Additional Cost Overrun Commitment) or 9 (Reimbursement).

7.	SIDF SUPPLEMENTAL FACILITY

7.1	SIDF Supplemental Facility

Subject to Clause 7.2 (SIDF Senior Sponsor Facility), if by the SIDF Longstop Date the total amount of SIDF Commitments under the SIDF Facilities which satisfy the SIDF Admission Criteria is less than SAR 2,100,000,000 (the difference being the “Outstanding SIDF Commitments”), the Sponsors shall, by no later than the SIDF Longstop Date, procure that a bank or financial institution (but, for the avoidance of doubt, excluding any Sponsor or any Affiliate of any Sponsor) (a “SIDF Supplemental Lender”) provides Financial Indebtedness to the Company pursuant to one or more facilities (each a “SIDF Supplemental Facility”) subject to the following:

(a)	the principal amount of any SIDF Supplemental Facility when aggregated with the principal amount of any other SIDF Supplemental Facility and any SIDF Senior Sponsor Facility, is equal to the Outstanding SIDF Commitments;

(b)	in relation to a SIDF Supplemental Facility denominated in Dollars, the applicable margin must be no more than one per cent. (1%) above the relevant margin, and the applicable fees no more than one per cent. (1%) above the relevant fees, applicable to the Conventional Facility;

(c)	in relation to a SIDF Supplemental Facility denominated in Riyals, the applicable margin must be no more than one per cent. (1%) above the relevant margin, and the applicable fees no more than one per cent. (1%) above the relevant fees, applicable to the Riyal Procurement Facility;

(d)	the Company has provided an Updated Base Case Financial Model to the Intercreditor Agent that demonstrates that following the incurrence of any proposed SIDF Supplemental Debt:

(i)	the minimum Projected DSCR on each Calculation Date is greater than or equal to 1.7:1; and

(ii)	the LLCR on each Calculation Date is greater than or equal to 1.95:1,

(e)	the purpose of each SIDF Supplemental Facility is the payment of Project Costs; and

(f)	each SIDF Supplemental Facility includes a draw down mechanism that requires the Company to use reasonable endeavours to:

(i)	utilise the SIDF Supplemental Facility prior to further utilisation of the Conventional Facility, to the extent that Conventional Loans outstanding at that time are not drawn pro rata with loans outstanding under that SIDF Supplemental Facility; and

(ii)	otherwise make utilisations on a pro rata basis with the Conventional Facility.

7.2	SIDF Senior Sponsor Facility

If the Sponsors are unable (or choose not) to procure SIDF Supplemental Facilities in a total aggregate principal amount equal to the Outstanding SIDF Commitments, then the Sponsors themselves shall, or shall procure that one or more of their Affiliates shall, by no later than the

SIDF Longstop Date, provide Financial Indebtedness to the Company pursuant to a facility (the “SIDF Senior Sponsor Facility”) subject to the following:

(a)	the principal amount of the SIDF Senior Sponsor Facility when aggregated with the aggregate principal amount of all SIDF Supplemental Facilities is equal to the Outstanding SIDF Commitments;

(b)	the Company has provided an Updated Base Case Financial Model to the Intercreditor Agent, that demonstrates that following the incurrence of the total amount of Financial Indebtedness under the SIDF Senior Sponsor Facility:

(i)	the minimum Projected DSCR on each Calculation Date is greater than or equal to 1.7:1; and

(ii)	the LLCR on each Calculation Date is greater than or equal to 1.95:1;

(c)	the purpose of the SIDF Senior Sponsor Facility is the payment of Project Costs;

(d)	the SIDF Senior Sponsor Facility includes a draw down mechanism that requires the Company to use reasonable endeavours to:

(i)	utilise the SIDF Senior Sponsor Facility prior to further utilisation of the Conventional Facility, to the extent that Conventional Loans outstanding at that time are not drawn pro rata with loans outstanding under that SIDF Senior Sponsor Facility; and

(ii)	otherwise make utilisations on a pro rata basis with the Conventional Facility, and

(e)	the Senior Sponsor Debt Criteria with respect to the SIDF Senior Sponsor Facility are satisfied.

7.3	Senior Sponsor Debt Criteria

(a)	Any SIDF Senior Sponsor Facility or any other Financial Indebtedness, excluding a Shareholder Subordinated Loan, provided by a Sponsor or an Affiliate of a Sponsor (the “Senior Sponsor Debt”) must satisfy the following conditions (the “Senior Sponsor Debt Criteria”):

(i)	at any time until the Final Maturity Date, the aggregate principal amount of the Senior Sponsor Debt ( then outstanding and commitments therefor) must not exceed US$ 3,500,000,000;

(ii)	the Base Rate, fees and margin applicable to any Senior Sponsor Debt shall be:

(A)	if the relevant Senior Sponsor Debt is denominated in Dollars, no more than the Base Rate, fees and margin applicable to the Conventional Facility; or

(B)	if the relevant Senior Sponsor Debt is denominated in Riyals, no more than the Base Rate, fees and margin applicable to the Riyal Procurement Facility.

(b)

In event that any Sponsor or Shareholder, directly or indirectly, transfers any shares in the Company to a third party in accordance with Clause 13 (Share Retention and New Shareholders) below, it shall concurrently transfer, on a pro rata basis, its rights and interest in any Senior Sponsor Debt provided by (or on behalf of) such Sponsor or Shareholder at such time, and any remaining commitments therefor, to such third party transferee.

(c)	To the extent that an Affiliate provides any Senior Sponsor Debt on behalf of any Sponsor or Shareholder, such Sponsor and Shareholder shall maintain Control over such Affiliate for so long as such Senior Sponsor Debt is outstanding.

7.4	Total SIDF Commitments

The Company and each Sponsor must procure that the aggregate of the SIDF Commitments and the commitments under each SIDF Supplemental Facility and each SIDF Senior Sponsor Facility on the SIDF Longstop Date is not less than SAR 2,100,000,000.

7.5	Documentation

The Sponsors must provide the Intercreditor Agent with no less than thirty (30) days notice of the proposed incurrence of any SIDF Supplemental Facility or any Sponsor Facility, together with an Updated Base Case Financial Model, the relevant Ancillary Facility Agreements and all other documentation in relation thereto.

7.6	SIDF Supplemental Lender accession

Each SIDF Supplemental Lender and each Senior Sponsor Facility Participant shall accede to the Common Terms Agreement and the Intercreditor Agreement by executing a CTA Accession Memorandum and shall have no rights or benefits thereunder until such CTA Accession Memorandum has been countersigned by the Intercreditor Agent. A Sponsor or an Affiliate of a Sponsor shall only have the voting rights applicable to the providers of Senior Sponsor Debt as set out in the Intercreditor Agreement.

8.	SECURITY

8.1	New Security

If:

(a)	the Company has not procured any SIDF Facilities by the SIDF Longstop Date;

(b)	at any time prior to the SIDF Longstop Date, the Company decides to no longer seek financing from SIDF for the Project; or

(c)	SIDF has irrevocably released the Security granted to it pursuant to the SIDF Assignment of Technology Rights, the SIDF Assignment of Insurances and the SIDF Mortgages after the Company has discharged all of its obligations under each SIDF Facility Agreement (the “SIDF Release Event”), the Company, subject to Clause 8.2 (New Security Coverage), shall as soon as reasonably practicable and in any event within one hundred and twenty (120) days of the earlier to occur of (a), (b) and (c) above, execute security documents and deliver the same to, the Security Trustee and Agent in a form reasonably acceptable to the Security Trustee and Agent, and provide any other document as may be reasonably required by the Security Trustee and Agent, so as to:

(i)	assign by way of first ranking security all of the Company’s rights to receive Insurance Proceeds in favour of the Security Trustee and Agent (the “Company’s Assignment of Insurances”) ;

(ii)	subject to clause 28.9 (Market availability) of the Common Terms Agreement:

(A)	procure the assignment, by way of first ranking security, of all of the Insurers’ rights to receive any re-insurance proceeds relative to the Project in favour of the Company (the “Insurers’ Assignment of Re-insurances”); and

(B)	assign by way of first ranking security all of the Company’s rights to receive re-insurance proceeds relative to the Project in favour of the Security Trustee and Agent (the “Company’s Assignment of Re-insurances”);

(iii)	assign by way of first ranking security all of the Company’s rights under each Technology Rights Agreement in favour of the Security Trustee and Agent (the “Company’s Assignment of Technology Rights”); and

(iv)	pledge certain commercial assets comprising the Project Facilities (the “Commercial Pledge”) in favour of the Security Trustee and Agent.

together (i), (ii), (iii) and (iv) (the “New Security”).

and as soon as is reasonably practicable thereafter perfect such New Security in a manner reasonably required by the relevant Security Trustee and Agent.

8.2	New Security Coverage

The New Security to be granted by the Company pursuant to Clause 8.1 (New Security) (other than the Commercial Pledge, the Insurer’s Assignment of Re-insurances and the Company’s Assignment of Re-insurances) will cover so far as is possible the same assets which were intended to be encumbered under the relevant SIDF Security Document (and no more) and be in the customary forms for similar Security granted in the Kingdom of Saudi Arabia in respect of projects similar to the Project.

8.3	Commercial Mortgage

The Company will either: (i) perfect the Commercial Pledge in a manner reasonably required by the relevant Security Trustee and Agent or (ii) grant a new mortgage or mortgages over the same assets that were or would have been the subject of the Commercial Pledge (the “Commercial Mortgage”) and perfect such Security in a manner reasonably required by the relevant Security Trustee and Agent to the extent that:

(a)	if it is then possible under the laws of the Kingdom of Saudi Arabia for the Company to grant effective mortgages such as those contemplated by the Commercial Mortgage in favour of the Security Trustee and Agent (on behalf of the Secured Parties) and it becomes customary to do so for projects similar to the Project, in the Kingdom of Saudi Arabia; and

(b)	if the costs associated with the Commercial Mortgage are not disproportionate to the benefit thereby conferred on the Secured Parties or the effective provision of the Commercial Mortgage does not impose a disproportionate burden on the Company in terms of commercial impact, ongoing requirements, costs, taxes and/or management time when compared with the benefit conferred on the Secured Parties.

8.4	Amendment of Finance Documents

The Sponsors, the Company and the Intercreditor Agent hereby agree that if a SIDF Non-Funding Event occurs, the Sponsors, Company and Intercreditor Agent shall:

(a)	promptly amend the Finance Documents to the extent the Security Trustee and Agent reasonably requires to take into account the New Security under the Common Terms Agreement and any other relevant Finance Documents; and

(b)	promptly amend the Finance Documents to the extent necessary to remove references to SIDF, the SIDF Finance Documents (other than, for the avoidance of doubt, this Agreement) and provisions relating to the SIDF Facility and the SIDF Security Documents.

8.5	SIDF Release Event

The Company shall procure the occurrence of a SIDF Release Event as soon as reasonably practicable.

8.6	Assignment of Business Interruption Insurance

If:

(a)	at the date of execution of the SIDF Assignment of Insurances, the SIDF Assignment of Insurances explicitly states that it does not extend to cover business interruption insurances; or

(b)	a SIDF Non-Funding Event or the SIDF Release Event occurs,

the Company shall within sixty (60) days of the earlier to occur of (a) and (b) above, assign until the Final Maturity Date by way of first ranking security all of the Company’s rights to receive the proceeds of any business interruption insurances (the “Assignment of Business Interruption Insurance”) in favour of and deliver the same to, the Security Trustee and Agent in a form reasonably acceptable to the Security Trustee and Agent, and sign any other document as may be reasonably required by the Security Trustee and Agent.

8.7	Legal opinions

The Company shall deliver to the Security Trustee and Agent, upon the execution of:

(a)	the Company’s Assignment of Insurances, the Commercial Mortgage and the Company’s Assignment of Re-insurances, legal opinions as to the capacity and enforceability of the Security created or expressed to be created thereby, and

(b)	the Commercial Pledge and the Company’s Assignment of Technology Rights, legal opinions as to the capacity of the Company to enter into such agreements,

in each case from counsel and in a form and in line with Saudi Arabian market norms and acceptable to the Security Trustee and Agent (acting reasonably).

9.	REIMBURSEMENT

9.1	Reimbursement of Shareholder Tax Amounts

If on an Instalment Payment Date, a SIDF Repayment Date or a Commission Payment Date after the first to occur of the Project Completion Date and the Project Completion Longstop Date, there are insufficient sums standing to the credit of the Debt Service Account (prior to any transfer of monies from the Debt Service Reserve Account to the Debt Service Account to meet all Facility Debt Service due on such date) (the “Repayment Debt Shortfall”), the Company shall immediately issue a notice to each Sponsor and each Acceding Shareholder, which shall be copied to the Intercreditor Agent, setting out that Sponsor’s (or, in the case of Mosaic, the Mosaic Shareholder’s) or Acceding Shareholder’s Shareholder Tax Amount up to such date.

9.2	Deposit undertaking

Each Sponsor and Acceding Shareholder undertakes to deposit (or in the case of Mosaic, undertakes to procure that the Mosaic Shareholder deposits) within ten (10) Business Days of the date of a notice issued under Clause 9.1 (Reimbursement of Shareholder Tax Amounts), into the Debt Service Account in cleared funds an amount (a “Shareholder Tax Reimbursement”) equal to the lesser of (i) the Shareholder Tax Amount attributable to that Sponsor (or in the case of Mosaic, the Mosaic Shareholder) or Acceding Shareholder, and (ii) the Shareholder Tax Reimbursement Portion for such Sponsor (or in the case of Mosaic, the Mosaic Shareholder) or Acceding Shareholder, as the case may be.

9.3	Failure to Serve Notice

If the Company fails to deliver the notice referred to in Clause 9.1 (Reimbursement of Shareholder Tax Amounts) on any Sponsor or any Acceding Shareholder, the Offshore Security Trustee and Agent may (but shall not be obliged to) serve such notice on that Sponsor or Acceding Shareholder on behalf of the Company in which case the provisions of Clause 9.2 (Deposit undertaking) shall apply as if notice had been served by the Company.

9.4	Stapling of obligations

In event that any Sponsor or Shareholder, directly or indirectly, transfers any shares in the Company to a third party in accordance with Clause 13 (Share Retention and New Shareholders) below, the Transferee agrees that it shall be liable, on a pro rata basis, for the Shareholder Tax Reimbursement Commitment of the Transferor.

10.	GENERAL

10.1	Satisfaction and expiry

(a)	The Additional Cost Overrun Commitment and the DSU Commitment for a Sponsor shall be satisfied by that Sponsor providing, or in the case of Bank Subordinated Loans procuring the provision of, Shareholder Funding in an amount equal to its Proportion of the aggregate amount required to be provided under or pursuant to the Additional Cost Overrun Commitment or, as the case may be, the DSU Commitment.

(b)	The Additional Cost Overrun Commitment and the DSU Commitment will expire on the first to occur of the Project Completion Date and the Project Completion Longstop Date, except that any liability to provide or procure Shareholder Funding that has arisen on or before such date will survive such expiration.

10.2	Rights of the Offshore Security Trustee and Agent

The rights of the Offshore Security Trustee and Agent in respect of the obligations of the Sponsors under Clause 5 (Additional Cost Overrun Commitment) and Clause 6 (Debt Service Undertaking Commitment), or the Sponsors and Acceding Shareholders under Clause 9 (Reimbursement), shall include (without limitation):

(a)	the right to make a claim for payment of the Additional Cost Overrun Commitment, the DSU Commitment and a Shareholder Tax Reimbursement Commitment, including the issuing of any notice to any Sponsor or any Acceding Shareholder as the case may be, demanding payment;

(b)	the right to receive any and all monies due or to become due to the Company under, pursuant to or in respect of:

(i)	the Additional Cost Overrun Commitment, provided that it shall apply such monies towards Project Costs; and

(ii)	the DSU Commitment or Shareholder Tax Reimbursement Commitment, provided that it shall apply such monies towards the payment of Facility Debt Service.

(c)	any right of the Company to damages (whether liquidated, general or otherwise) for any breach by any Sponsor or as the case may be, any Acceding Shareholder, of the provisions of:

(i)	Clause 5 (Additional Cost Overrun Commitment), provided that it shall apply such damages towards Project Costs; and

(ii)	Clause 6 (Debt Service Undertaking Commitment) and Clause 9 (Reimbursement);

(d)	any right of the Company to compel performance of the Additional Cost Overrun Commitment, the DSU Commitment or the Shareholder Tax Reimbursement; and

(e)	the right to attend, and control, any court proceedings, and to agree to any settlement of any disputes, in relation to the Additional Cost Overrun Commitment, the DSU Commitment or the Shareholder Tax Reimbursement Commitment.

The Offshore Security Trustee and Agent shall exercise its rights under this Clause 10.2 in accordance with the instructions of the Intercreditor Agent.

11.	INFRASTRUCTURE FUNDING

11.1	Infrastructure Funding Amount

If the Company has not received the entire Infrastructure Funding Amount by the IFA Longstop Date, each Sponsor (and in the case of Mosaic, through the Mosaic Shareholder) undertakes to provide a Shareholder Subordinated Loan in an amount equal to its respective Proportion of the IFA Balance to the Company (an “IFA Bridge Loan”) by no later than the date falling fifteen Business Days after the IFA Longstop Date.

11.2	Payment

(a)	All payments to be made by a Sponsor or the Mosaic Shareholder in respect of an IFA Bridge Loan shall be made to the IFA Account or, following the occurrence of an Event of Default which is continuing, as the Intercreditor Agent or the Offshore Security Trustee and Agent may from time to time direct, provided that such proceeds may be applied only to pay for Project Costs as they become due and payable after the IFA Longstop Date.

(b)	For the avoidance of doubt the provision by a Sponsor of an IFA Bridge Loan cannot be accelerated as a consequence of an Event of Default.

12.	MOSAIC GUARANTEE AND INDEMNITY

12.1	Guarantee and indemnity

Mosaic irrevocably and unconditionally:

(a)	guarantees to each Finance Party punctual performance by the Mosaic Shareholder of all the Mosaic Shareholder’s obligations under this Agreement and any other Finance Document to which the Mosaic Shareholder is a party;

(b)	undertakes with each Finance Party that, whenever the Mosaic Shareholder does not pay any amount due from the Mosaic Shareholder when due under or in connection with any Finance Document to which it is a party, Mosaic shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of the Mosaic Shareholder not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under the Finance Documents to which it is a party on the date when it would have been due. The amount payable by Mosaic under this indemnity will not exceed the amount it would have had to pay under this Clause 12 if the amount claimed had been recoverable on the basis of a guarantee.

12.2	All the Mosaic Shareholder’s obligations

The guarantee and indemnity contained in Clause 12.1 (Guarantee and indemnity) are in respect of all of the Mosaic Shareholder’s obligations under the Finance Documents to which it is a party.

12.3	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Mosaic Shareholder under this Agreement and any other Finance Document to which the Mosaic Shareholder is a party, regardless of any intermediate payment or discharge in whole or in part or partial settlement or other matter.

12.4	Reinstatement

If any discharge, release or arrangement (whether in respect of any obligation of the Mosaic Shareholder or Mosaic under any Finance Document to which it is a party or any security for those obligations) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of Mosaic under this Clause 12 in respect of such obligation will continue or be reinstated as if the discharge, release or arrangement had not occurred.

12.5	Waiver of defences

The obligations of Mosaic under this Clause 12 will not be affected by an act, omission, matter or thing which, but for this Clause 12, would reduce, release or prejudice any of its obligations under this Clause 12 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, the Mosaic Shareholder or other person;

(b)	the release of the Mosaic Shareholder under the terms of any composition or arrangement with any creditor of the Mosaic Shareholder;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Mosaic Shareholder or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Mosaic Shareholder or Mosaic;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document to which the Mosaic Shareholder or Mosaic is a party or any other document or security to which the Mosaic Shareholder or Mosaic is a party including without limitation any change in the purpose of, any extension of or any increase in any facility, or the addition of any new facility, under any Finance Document to which the Mosaic Shareholder or Mosaic is a party or other document or security to which the Mosaic Shareholder or Mosaic is a party;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

12.6	Immediate recourse

Mosaic waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from the Mosaic Shareholder before claiming from Mosaic under this Clause 12. This waiver applies irrespective of any law or any provision of a Finance Document to which Mosaic or the Mosaic Shareholder is party to the contrary.

12.7	Appropriations

Until all amounts which have become payable by the Mosaic Shareholder under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and Mosaic shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from Mosaic or on account of Mosaic’s liability under this Clause 12.

12.8	Deferral of Guarantor’s rights

In the event the Mosaic Shareholder fails to pay when due any amount due from it under any of the Finance Documents to which it is a party, until all amounts which have become payable by the Mosaic Shareholder under or in connection with the Finance Documents have been irrevocably paid in full and unless the Intercreditor Agent otherwise directs, Mosaic shall not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 12:

(a)	to be indemnified by the Mosaic Shareholder;

(b)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(c)	to bring legal or other proceedings for an order requiring Mosaic Shareholder to make any payment, or perform any obligation, in respect of which Mosaic has given a guarantee, undertaking or indemnity under Clause 12.1 (Guarantee and indemnity);

(d)	to exercise any right of set-off against Mosaic Shareholder; and/or

(e)	to claim or prove as a creditor of Mosaic Shareholder in competition with any Finance Party.

If Mosaic receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with clause 46 (Payments under Finance Documents) of the Common Terms Agreement

12.9	Additional security

The guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

12.10	Mosaic’s Obligations

(a)	Subject to the other provisions of this Agreement (including, without limitation, Clauses 12.3 (Continuing Guarantee), 12.4 (Reinstatement), 12.5 (Waiver of defences), 12.6 (Immediate recourse), 12.7 (Appropriations), 12.8 (Deferral of Guarantor’s Rights) and 12.9 (Additional security), the obligations in this Clause 12 shall not be construed as imposing greater obligations or liabilities (including, without limitation, liability to make payments) on Mosaic than would have been imposed on it under the terms of this Agreement and the other Finance Documents had it been named as the Mosaic Shareholder therein.

(b)	For the avoidance of doubt, notwithstanding paragraph (a) above, Mosaic’s obligations under this Clause 12 will be reduced or released or prejudiced (as the case may be) to the extent that the Finance Parties agree to the Mosaic Shareholder’s obligations under this Agreement being reduced or released or prejudiced in accordance with the Finance Documents.

13.	SHARE RETENTION AND NEW SHAREHOLDERS

13.1	Restriction on disposals

(a)	Each Sponsor and the Mosaic Shareholder undertakes to the Offshore Security Trustee and Agent (as trustee and agent for itself and each other Secured Party) to procure that the Sponsors shall retain, directly or indirectly (and if indirectly, only through wholly-owned Subsidiaries) all the issued share capital in the Company until the Project Completion Date.

(b)	Ma’aden undertakes to the Offshore Security Trustee and Agent (as trustee and agent for itself and each other Secured Party) that it shall retain, directly or indirectly (and if indirectly, only through wholly-owned Subsidiaries) at least 60% of the issued share capital in the Company from the Project Completion Date until the Final Maturity Date, provided that any entity to which Ma’aden (or its relevant Subsidiary) does transfer any shares under this paragraph (b) shall accede to this Agreement as an Acceding Shareholder in accordance with the terms of Clause 28.5 (Accession of Acceding Shareholders).

(c)	Mosaic undertakes to the Offshore Security Trustee and Agent (as trustee and agent for itself and each other Secured Party) that it shall retain, directly or indirectly (and if indirectly, only through wholly-owned Subsidiaries) at least 25% of the issued share capital in the Company from the Project Completion Date until the sixth anniversary of the Project Completion Date, provided that any entity to which Mosaic (or its relevant Subsidiary) does transfer any shares under this paragraph (c) shall accede to this Agreement as an Acceding Shareholder in accordance with the terms of Clause 28.5 (Accession of Acceding Shareholders).

(d)	SABIC undertakes to the Offshore Security Trustee and Agent (as trustee and agent for itself and each other Secured Party) that it shall retain, directly or indirectly (and if indirectly, only through Subsidiaries) at least 5% of the issued share capital in the Company from the Project Completion Date until the third anniversary of the Project Completion Date, provided that any entity to which SABIC (or its relevant Subsidiary) does transfer any shares under this paragraph (d) shall accede to this Agreement as an Acceding Shareholder in accordance with the terms of Clause 28.5 (Accession of Acceding Shareholders).

(e)	Each Sponsor and the Mosaic Shareholder undertakes to the Offshore Security Trustee and Agent (as trustee and agent for itself and each other Secured Party) undertake that they will not, prior to the Final Maturity Date, except with the prior consent of the Offshore Security Trustee and Agent or save as permitted under or pursuant to paragraphs (a), (b), (c) and (d) above:

(i)	transfer or otherwise dispose of or pledge or create any Security in or over all or any portion of the shares (or any interest in such shares) which as at the date hereof it holds in the Company or which it may hold at any time in the future; or

(ii)	take any other action such that it would cease to:

(A)	own full legal and beneficial title in and to the issued share capital of the Company that it holds; or

(B)	directly control the voting entitlements to the shares that it owns.

13.2	New Shareholders

(a)	Subject to Clause 13.1 (Restriction on Disposals), a Sponsor or a Shareholder (each a “Transferor”) may transfer its direct or indirect shareholding in the Company (a “Transfer”) to a third party (who, for the avoidance of doubt is not a Sponsor or the Subsidiary of a Sponsor) (a “Transferee”) subject to each of the following conditions being satisfied:

(i)	the Transferor has notified the Intercreditor Agent and, other than where the proposed Transferee will not assume any marketing obligations, the Market Consultant of reasonable details regarding the proposed Transfer and the proposed Transferee by the date falling sixty (60) days prior to the date on which the proposed Transfer is to be effected (the “Proposed Transfer Date”);

(ii)	if the Transferee is not a Saudi Arabian government related entity (a “Saudi GRE”), such Transfer will be subject to the following conditions:

(A)	the Market Consultant having confirmed that in its reasonable opinion the Transferee should be able to market the relevant product(s) in the quantity expected under the marketing agreement pursuant to which it will market the relevant product(s) and at a price that would fairly represent the market price in the market in which the Transferee proposes to market the relevant product(s), as soon as possible, and in any event within thirty (30) days of the notice provided to the Intercreditor Agent in paragraph (a)(i) of Clause 13.2 (New Shareholders); and

(B)	the Transferee will take a share in the marketing of the products which is no greater than the fraction which the shares of the Company to be owned by the relevant Transferee bears to the total value of issued shares in the Company.

(iii)	if the Transferee is a Saudi Arabian government related entity other than a Sponsor (a “Non-Sponsor Saudi GRE”):

(A)	such Transferee’s shareholding in the share capital of the Company (when aggregated with the shareholdings of all other Non-Sponsor Saudi GREs to whom transfers have been made) will not exceed fifteen per cent. (15%) of the issued share capital of the Company; and

(B)	the share of the marketing of the Transferor is assumed either by:

(1)	an existing Sponsor; or

(2)	the Company, in which case the Market Consultant has provided his confirmation that in its reasonable opinion the Company should be able to market the relevant product(s) in the quantity expected and at a price that would fairly represent market price in the market in which it proposes to market the relevant product(s), as soon as possible and in any event, within thirty (30) days of the notice provided to the Intercreditor Agent in paragraph (a)(i) of Clause 13.2 (New Shareholders);

(iv)	no Event of Default is continuing on the Proposed Transfer Date;

(v)	prior to the Proposed Transfer Date, any relevant “know your customer” documentation (including that set out in clause 2 (The Sponsors and Shareholders) of schedule 3 (KYC Documentation) of the Common Terms Agreement), relevant to the Transferee has been delivered to the Intercreditor Agent and is in form and substance satisfactory to the Facility Participants (acting reasonably);

(vi)	save to the extent of any Shareholding of a Non-Sponsor Saudi GRE pursuant to paragraph (iii)(B) above, the marketers of the products produced by the Plants must together own all of the issued share capital in the Company;

(vii)	there will be no greater than four (4) marketers (excluding the Company in its role as a marketer) of the products produced by the Plants at any given time; and

(viii)	the Transferee has complied with all relevant terms of this Agreement (in relation to the acquisition of a pro rata share of the Transferor’s Shareholder Subordinated Loans, Sponsor Senior Debt and Shareholder Tax Reimbursement Commitment).

14.	SUBORDINATION OF CLAIMS

Each Sponsor and each Acceding Shareholder agrees and covenants with the Offshore Security Trustee and Agent (as trustee and agent for itself and the other Secured Parties) that any and all obligations of the Company to the Sponsor arising out of or in respect of the performance by the Sponsor of its obligations under Clause 5 (Additional Cost Overrun Commitment), Clause 6 (Debt Service Undertaking Commitment) or Clause 11 (Infrastructure Funding), or the Sponsor or any Acceding Shareholder of its obligations under Clause 9 (Reimbursement), shall be subordinated to the same extent as a Subordinated Loan pursuant to Clause 15 (Subordinated Loans).

SECTION 4 - SUBORDINATED LOANS

15.	SUBORDINATED LOANS

15.1	Structure

Each Subordinated Loan Creditor and the Company agrees and covenants with the Offshore Security Trustee and Agent (as trustee and agent for itself and the other Secured Parties) that:

(a)	no Subordinated Loan will have the benefit of any Security over the assets, rights or obligations of the Company;

(b)	payment of Subordinated Loans and all claims of the Subordinated Loan Creditors in respect thereof will, subject only to payments permitted by Clause 19 (Permitted Payments), be fully postponed and subordinated to the Secured Debt; and

(c)	the Secured Debt will at all times and for all purposes rank ahead of the Subordinated Loans.

15.2	Subordination not affected

The priorities described in this Clause 15 will not be affected by any reduction or increase in the principal amount of the Secured Debt or by any intermediate reduction or increase in, amendment or variation (however fundamental) of any of the Finance Documents, or by any variation or satisfaction of the Secured Debt or any other circumstances.

15.3	Restrictions on Subordinated Loans

(a)	The Company agrees and covenants with the Offshore Security Trustee and Agent (as trustee and agent for itself and the other Secured Parties) that, prior to the Final Maturity Date, except as permitted by Clause 19 (Permitted Payments), it will not:

(i)	make any payment, repayment, prepayment, redemption or distribution (whether in respect of principal, commission or otherwise) of, in respect of, by reference to or on account of any Subordinated Loan, in cash or in kind and whether by loan or otherwise;

(ii)	redeem, purchase or otherwise acquire any of the Subordinated Loans;

(iii)	exercise any set off or counterclaim against or in respect of any of the Subordinated Loans or discharge any of the Subordinated Loans by set off or counterclaim;

(iv)	create or permit to subsist any Security in respect of any Subordinated Loan;

(v)	other than as permitted under paragraph (b) (v) below, permit to subsist any guarantee, indemnity, security or other assurance against loss or other financial support for or in respect of any of the Subordinated Loans; or

(vi)	take or omit to take any action whereby the subordination contemplated by this Agreement would be impaired.

(b)	Each Subordinated Loan Creditor agrees and covenants with the Offshore Security Trustee and Agent (as trustee and agent for itself and the other Secured Parties) that, prior to the Final Maturity Date, except as permitted by Clause 19 (Permitted Payments) it will not:

(i)	demand, accept or receive any payment, repayment, prepayment, redemption or distribution (whether in respect of principal, commission or otherwise) of, in respect of, by reference to or on account of any Subordinated Loan, in cash or in kind and whether by loan or otherwise;

(ii)	permit to subsist or receive any Security in respect of any of the Subordinated Loans;

(iii)	redeem, sell, assign or otherwise dispose of any of the Subordinated Loans or any right it may have against the Company in respect thereof unless the purchaser, assignee or disposee becomes a party to this Agreement as a Subordinated Loan Creditor by executing a Subordinated Loan Creditor Accession Deed in accordance with Clause 28.3 (Accession of Subordinated Loan Creditors);

(iv)	exercise any set off or counterclaim against or in respect of any of the Subordinated Loans or discharge any of the Subordinated Loans by set off or counterclaim;

(v)	accept or permit to subsist any guarantee, indemnity, security or other assurance against loss in respect of any Subordinated Loan unless the provider thereof becomes a party to this Agreement as a Subordinated Loan Creditor by executing a Subordinated Loan Creditor Accession Deed in accordance with Clause 28.3 (Accession of Subordinated Loan Creditors);

(vi)	permit any of the Subordinated Loans to be evidenced by a negotiable instrument, unless the instrument notes the subordination set out in this Agreement and is deposited with the Offshore Security Trustee and Agent;

(vii)	take or permit to be taken any action or step, or petition for, initiate or support any step, to commence or continue any proceedings against the Company or with a view to the bankruptcy, insolvency, winding up, liquidation, receivership, administration, reorganisation, dissolution or similar proceedings of the Company or, other than pursuant to Clause 15.5 (Insolvency), claim or rank as a creditor in the insolvency, winding up, bankruptcy or liquidation of the Company;

(viii)	pursue any claim or commence any action or proceeding against the Company arising in connection with any of the Subordinated Loans;

(ix)	accelerate or declare any of the Subordinated Loans prematurely due and payable;

(x)	enforce, sue or prove for any claim for repayment of any of the Subordinated Loans by execution or otherwise; or

(xi)	take or omit to take any action whereby the subordination contemplated by this Agreement would be impaired.

15.4	Sponsor guarantee

Notwithstanding the provisions of Clause 15.3 (Restrictions on Subordinated Loans), a Sponsor may guarantee the obligations of the Company under a Bank Subordinated Loan and each Sponsor agrees and covenants with the Offshore Security Trustee and Agent (as trustee and agent for itself and the other Secured Parties) that if it does so any and all obligations of the Company to the Sponsor arising out of or in respect thereof shall be subordinated to the same extent as a Subordinated Loan.

15.5	Insolvency

If an Insolvency Event occurs in respect of the Company prior to the Final Maturity Date:

(a)	the claims of the Subordinated Loan Creditors in respect of the Subordinated Loans will be postponed until such time as the Secured Debt is paid and, subject to paragraph (b) below, no amount will be payable to the Subordinated Loan Creditors in respect of any Subordinated Loan nor will any distribution of assets of the Company of any kind or character be made to the Subordinated Loan Creditors; and

(b)	the Offshore Security Trustee and Agent may (and is irrevocably authorised and empowered in its own name or in the name of the relevant Subordinated Loan Creditors pursuant to Clause 22 (Power of Attorney) to, take such steps and action) or may require a Subordinated Loan Creditor to:

(i)	demand, claim, enforce and prove for any of the Subordinated Loans;

(ii)	file claims and proofs of claim and give receipts in respect of any Subordinated Loan and take all such proceedings and steps as the Offshore Security Trustee and Agent considers reasonable to recover any outstanding Subordinated Loans;

(iii)	receive all distributions on or on account of any Subordinated Loans; and/or

(iv)	exercise all voting rights in respect of the Subordinated Loans, provided that the Offshore Security Trustee and Agent will not exercise such voting rights or require any Subordinated Loan Creditor to exercise such voting rights in a way which would amend any of the Subordinated Loan Documents or reduce, discharge, waive, or extend the due date for payment of or reschedule any of the Subordinated Loans.

16.	ORDER OF APPLICATION

At any time prior to the Final Maturity Date, any sums received or recovered by the Offshore Security Trustee and Agent or any other Secured Party in respect of the Subordinated Loans will be applied in accordance with:

(a)	the Pre-enforcement Payment Priorities; or

(b)	following an Event of Default, the Post-enforcement Payment Priorities.

17.	PRESERVATION OF DEBT

Notwithstanding the provisions of this Agreement postponing, subordinating or preventing the payment of any of the Subordinated Loans, the Subordinated Loans will, as between the Company and each Subordinated Loan Creditor, be deemed to remain owing or due and payable in accordance with the terms of the Subordinated Loan Documents. No delay on the part of a Subordinated Loan Creditor in exercising any rights under any Subordinated Loan Document against the Company as a result of the provisions of this Agreement postponing, restricting or preventing such exercise will constitute a permanent waiver of those rights.

18.	TURNOVER

18.1	Non Permitted Payments

If at any time prior to the Final Maturity Date, any Subordinated Loan Creditor receives or recovers, other than by way of a Permitted Payment:

(a)	any payment, discharge, receipt or distribution of, or on account of, whether in cash or in kind, in relation to a Subordinated Loan;

(b)	any amount by way of set off or counterclaim in respect of a Subordinated Loan;

(c)	the proceeds of enforcement of any right against or of seizure or attachment of the assets of the Company in respect of a Subordinated Loan; or

(d)	any distribution in cash or in kind made as a result of the occurrence of an Insolvency Event in respect of the Company by reference to a Subordinated Loan,

that Subordinated Loan Creditor will hold that amount on trust for the Offshore Security Trustee and Agent and promptly pay that amount to the Offshore Security Trustee and Agent to be applied in accordance with Clause 16 (Order of application).

18.2	No charge

To the extent that any trust in favour of, or holding of property for, the Offshore Security Trustee and Agent under this Agreement:

(a)	is invalid or unenforceable;

(b)	constitutes the creation of a charge falling to be registered under any applicable law by a Subordinated Loan Creditor; or

(c)	contravenes any contractual obligation of a Subordinated Loan Creditor or any of its affiliates,

the Subordinated Loan Creditor shall not hold the relevant asset or assets on trust for the Offshore Security Trustee and Agent but shall instead, immediately upon receipt of the relevant asset or assets, pay and deliver to the Offshore Security Trustee and Agent an amount equal to the amount of the relevant payment, receipt, proceeds, recovery or other asset or assets (if received or held in cash) or its or their value (if received in kind) for application in accordance with Clause 16 (Order of application).

18.3	Repayment of amounts

Notwithstanding the provisions of Clauses 18.1 (Non Permitted Payments) and 18.2 (No charge), if a Subordinated Loan Creditor pays an amount to the Offshore Security Trustee and Agent pursuant to the provisions of Clauses 18.1 (Non Permitted Payments) or 18.2 (No charge) and is subsequently required pursuant to applicable law to repay such amount to the Company then the Offshore Security Trustee and Agent shall:

(a)	if (and to the extent) it has not already paid such amount to the Intercreditor Agent in accordance with Clause 16 (Order of application), repay an amount equal to such amount to such Subordinated Loan Creditor; or

(b)	if it has already paid such amount to the Intercreditor Agent in accordance with Clause 16 (Order of application), repay an amount equal to such amount to such Subordinated Loan Creditor to the extent (but only to the extent) such amount (or part thereof) is repaid to the Offshore Security Trustee and Agent in accordance with clause 15.4 (Reversal of redistribution) of the Intercreditor Agreement.

19.	PERMITTED PAYMENTS

(a)	The Company shall be permitted to pay, and the Subordinated Loan Creditors shall be permitted to receive, payment in respect of a Subordinated Loan if and only to the extent that such payment constitutes a Permitted Payment.

(b)	The Offshore Security Trustee and Agent shall not be entitled to demand, claim, enforce or prove for any Distribution which has been paid to a Subordinated Loan Creditor unless, at the time the Distribution was made, the payment was not a Permitted Payment or the Company was insolvent.

20.	OVERRIDE

This Agreement overrides anything in any Subordinated Loan Document to the contrary. Without prejudice to the foregoing, at no time until the Final Maturity Date will any Subordinated Loan Creditor enforce any remedy against the Company by reason of failure of the Company to comply with its obligations under a Subordinated Loan Document to the extent that compliance with such obligations would violate or be a default under this Agreement.

21.	FURTHER ASSURANCE

Each of the Company, each Sponsor, the Mosaic Shareholder, each Acceding Shareholder and each Subordinated Loan Creditor agrees that it will promptly, at the direction of the Offshore Security Trustee and Agent or the Intercreditor Agent, execute and deliver at its own expense any document (executed as a deed or under hand, as such Agent may direct), and do all acts or things necessary to establish the validity and enforceability of the subordination effected by, and the obligations of such Party under, this Agreement.

22.	POWER OF ATTORNEY

(a)	Each Subordinated Loan Creditor irrevocably and by way of security for the performance of its obligations under this Agreement appoints the Offshore Security Trustee and Agent to be the attorney of such Subordinated Loan Creditor for the purposes of, in the name and on behalf of such Subordinated Loan Creditor, signing, sealing, executing, delivering and perfecting all deeds, instruments, acts and things which may be required (or which the Offshore Security Trustee and Agent considers expedient or desirable) for taking any action pursuant to Clause 15.5 (Insolvency).

(b)	The Offshore Security Trustee and Agent has full power to delegate the power conferred on it by this Clause 22 but no such delegation will preclude the subsequent exercise of such power by it or preclude subsequent delegation of such power.

(c)	Each Subordinated Loan Creditor will ratify and confirm all things done, all documents executed and all transactions entered into by the attorney in the exercise or purported exercise of such attorney’s power.

SECTION 5 - PAYMENTS

23.	LATE PAYMENTS

If a Subordinated Loan Creditor, a Sponsor, the Mosaic Shareholder or an Acceding Shareholder fails to make payment of any amount payable by it under this Agreement, such person shall pay Commission on each sum demanded (both before and after judgment) from the date of demand until the date of payment calculated on a daily basis at the rate determined in accordance with the provisions of clause 10.2 (Default Commission) of the Common Terms Agreement.

24.	COSTS AND EXPENSES

24.1	Amendment costs

If an amendment, waiver or consent to or in respect of this Agreement is requested by the Company, a Sponsor, the Mosaic Shareholder or an Acceding Shareholder, the Company shall promptly on demand by the Intercreditor Agent on behalf of the Finance Parties pay to the Intercreditor Agent all out of pocket costs and expenses (including legal fees) reasonably incurred by any Finance Party (excluding, for the avoidance of doubt, any management or internal time charge) in relation to such amendment, waiver or consent.

24.2	Enforcement costs

The Company shall promptly upon demand by the Offshore Security Trustee and Agent on behalf of the Secured Parties pay to the Offshore Security Trustee and Agent all costs and expenses (including legal fees) incurred by any Secured Party in connection with the enforcement of or the preservation of any rights under this Agreement except where such costs and expenses are incurred due to any dispute, claim or matter arising solely between the Secured Parties and such dispute, claim or matter does not involve the Company, a Sponsor, the Mosaic Shareholder or an Acceding Shareholder.

24.3	Consultants

(a)	Notwithstanding the provisions of Clauses 24.1 (Amendment costs) and 24.2 (Enforcement costs), the costs and expenses of any Consultant consulted by the Finance Parties shall only be payable by the Company if the Finance Parties instructing such consultant did so in accordance with their respective obligations set out in the Finance Documents.

(b)	Notwithstanding any other provision of this Agreement, if a Default has occurred the Company shall pay any reasonable costs and expenses incurred by a consultant who the Finance Parties have appointed to assist them in respect of such Default, provided that the expertise of such consultant is pertinent to the prevailing Default as determined by the Intercreditor Agent.

(c)	Notwithstanding the provisions of Clauses 24.1 (Amendment costs) and 24.2 (Enforcement costs), the Company shall only be responsible for the legal costs and expenses of legal counsel that are common to all Secured Parties except where a divergence of interests has arisen between Secured Parties who are party to different Facilities; in which case the Company will be responsible for the legal costs and expenses of providing separate legal representation for the Secured Parties of each Facility by legal counsel within the same legal firm as the Facility Participants’ Counsel.

(d)	All payments made to the Finance Parties pursuant to Clauses 24.1 (Amendment costs) to 24.3 (Consultants) shall be paid to the Intercreditor Agent (for the account of the relevant Finance Party).

25.	TAX GROSS UP AND INDEMNITIES

25.1	Definitions

(a)	In this Clause 25:

“Tax Obligor” means:

(in respect of any payment to or due to a Finance Party) the Company, a Sponsor, the Mosaic Shareholder, an Acceding Shareholder or a Subordinated Loan Creditor; and

(in respect of any payment to or due to the Company) a Sponsor, the Mosaic Shareholder or an Acceding Shareholder.

“Protected Party” means the Company or, as the case may be, a Finance Party which is or will be, for or on account of Tax, subject to any liability or required to make any payment in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under this Agreement.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under this Agreement other than a FATCA Deduction.

“Tax Payment” means an increased payment made by an Obligor to the Company or, as the case may be, a Finance Party under Clause 25.2 (Tax gross up) or a payment under Clause 25.3 (Tax indemnity).

(b)	In this Clause 25, a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

25.2	Tax gross up

(a)	Each Tax Obligor shall make all payments to be made by it under this Agreement without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	Promptly upon becoming aware that a Tax Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) such Tax Obligor shall notify the Intercreditor Agent and the other Parties accordingly.

(c)	If a Tax Deduction is required by law to be made by a Tax Obligor the amount of the payment due from such Tax Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If a Tax Obligor is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, a Tax Obligor shall deliver to the Intercreditor Agent evidence reasonably satisfactory that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

25.3	Tax indemnity

(a)	Each Tax Obligor shall (within three (3) Business Days of demand by the Company or the Intercreditor Agent (in case of any other Protected Party)) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of this Agreement.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on the Company (in the case of a payment due to it) or a Finance Party (in the case of a payment due to it):

(A)	under the law of the jurisdiction in which the Company or, as the case may be, that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which such person is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Company or, as the case may be, that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 25.2 (Tax gross up); or

(B)	relates to a FATCA Deduction to be made by the Company or a Finance Party.

25.4	Tax Credit

If a Tax Obligor makes a Tax Payment and the Company or, as the case may be, a Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or that Tax Payment; and

(b)	the relevant person has obtained, utilised and retained that Tax Credit,

such person shall pay an amount to the Company, the relevant Sponsor, the Mosaic Shareholder, the relevant Acceding Shareholder, or the relevant Subordinated Loan Creditor as the case may be, which the Company or, as the case may be, such Finance Party determines will leave it (after that payment) in the same after Tax position as it would have been in had the Tax Payment not been required to be made by the Company, the relevant Sponsor, the Mosaic Shareholder, the relevant Acceding Shareholder or the relevant Subordinated Loan Creditor, as the case may be. Nothing herein contained shall interfere with the right of any Finance Party to arrange its tax affairs in whatever manner it thinks fit nor oblige any Finance Party to disclose any information relating to its tax affairs or any computations in respect thereof.

25.5	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable “passthru payment percentage” or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then:

(i)	if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(ii)	if that Party failed to confirm its applicable “passthru payment percentage” then such Party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable “passthru payment percentage” is 100%, until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.

25.6	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Company, the Intercreditor Agent and the other Sponsors.

25.7	Agent resignation

The Offshore Security Trustee and Agent shall resign in accordance with terms of the Intercreditor Agreement (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Offshore Security Trustee and Agent under the Finance Documents, either:

(a)	the Offshore Security Trustee and Agent fails to respond to a request under clause 13.8 (FATCA Information) of the Common Terms Agreement and the Company, a Sponsor, a Shareholder or the Intercreditor Agent reasonably believes that the Offshore Security Trustee and Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(b)	the information supplied by the Offshore Security Trustee and Agent pursuant to clause 13.8 (FATCA Information) of the Common Terms Agreement indicates that it will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(c)	the Offshore Security Trustee and Agent notifies the Company, a Sponsor, a Shareholder or the Intercreditor Agent that it will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Company, a Sponsor, a Shareholder or the Intercreditor Agent reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Offshore Security Trustee and Agent were a FATCA Exempt Party, and the Company or that Shareholder or Sponsor or the Intercreditor Agent, by notice to the Offshore Security Trustee and Agent, requires it to resign.

25.8	FATCA impaired agent

If, at any time:

(a)	any Agent is not a FATCA Exempt Party (or a notice requiring its resignation has been given under Clause 25.7 (Agent Resignation)); and

(b)	the Company, a Shareholder, a Sponsor or any Finance Party reasonably believes that it will be required to make a FATCA Deduction that would not be required if the Offshore Security Trustee and Agent were a FATCA Exempt Party, the Company, a Shareholder, a Sponsor or the Intercreditor Agent (as the case may be) which is required to make a payment under this Agreement to the Offshore Security Trustee and Agent may instead pay that amount direct to the required recipient(s) and such payment must be made on the due date for payment under this Agreement. A Party which has made a payment in accordance with this Clause 25.8 shall be discharged of the relevant payment obligation under this Agreement.

26.	CURRENCY INDEMNITY

26.1	Currency indemnity

If any sum due from a Sponsor, the Mosaic Shareholder, an Acceding Shareholder or any Subordinated Loan Creditor under this Agreement (a “Relevant Sum”), or any order, judgment or award given or made in relation to a Relevant Sum, has to be converted from the currency (the “First Currency”) in which that Relevant Sum is payable into another currency (the “Second Currency”) for the purpose of:

(a)	making or filing a claim or proof against such Sponsor, the Mosaic Shareholder, Acceding Shareholder or Subordinated Loan Creditor, as the case may be; or

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

such Sponsor, the Mosaic Shareholder, Acceding Shareholder or Subordinated Loan Creditor, as the case may be, shall as an independent obligation, within ten (10) Business Days of demand, indemnify each Finance Party to whom that Relevant Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between:

(i)	the rate of exchange used to convert that Relevant Sum from the First Currency into the Second Currency; and

(ii)	the rate or rates of exchange available to that person at the time of its receipt of that Relevant Sum.

26.2	Currency of payment

Each Sponsor, the Mosaic Shareholder, each Acceding Shareholder and each Subordinated Loan Creditor waives any right it may have in any jurisdiction to pay any amount under this Agreement in a currency or currency unit other than that in which it is expressed to be payable.

SECTION 6 - CHANGES TO THE PARTIES

27.	BENEFIT OF AGREEMENT

This Agreement shall be binding upon and enure to the benefit of each Party and its or any subsequent respective successors, transferees and assigns.

28.	ASSIGNMENTS AND TRANSFERS

28.1	The Sponsors and Company

Save as otherwise permitted under the terms of this Agreement, neither a Sponsor, nor the Mosaic Shareholder, nor an Acceding Shareholder, nor the Company nor a Subordinated Loan Creditor may assign, transfer, novate or dispose of any of, or any interest in, its rights, interests or obligations under this Agreement.

28.2	Change of Intercreditor Agent or Offshore Security Trustee and Agent

(a)	Each of the Intercreditor Agent and the Offshore Security Trustee and Agent may only transfer its rights and obligations under this Agreement in accordance with clause 37 (Change of Agents or Account Banks) of the Common Terms Agreement.

(b)	If the Intercreditor Agent or the Offshore Security Trustee and Agent resigns or is replaced in accordance with paragraph (a) above, the benefit of, and its obligations under, this Agreement shall be transferred to its successor upon delivery to the Intercreditor Agent (or, in the case of a successor to the Intercreditor Agent, the existing Intercreditor Agent, the Agents and the Account Banks) of a duly completed and duly executed CTA Accession Memorandum.

(c)	Upon the transfer set out in paragraph (a) above, the retiring or resigning Intercreditor Agent or, as the case may be, Offshore Security Trustee and Agent shall be discharged from any further obligation in respect of this Agreement. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(d)	The Intercreditor Agent shall upon receipt of a duly completed and duly executed CTA Accession Memorandum from a successor Offshore Security Trustee and Agent provide a copy of it to each of the Sponsors, the Acceding Shareholders and the Subordinated Loan Creditors and, upon receipt thereof, the Sponsors, the Acceding Shareholders and the Subordinated Loan Creditors shall be deemed to have acknowledged the transfer of the Offshore Security Trustee and Agent’s rights and obligations under this Agreement to its successor.

(e)	The Offshore Security Trustee and Agent shall upon receipt of a duly completed and duly executed CTA Accession Memorandum from a successor Intercreditor Agent provide a copy of it to each of the Sponsors, the Acceding Shareholders and the Subordinated Loan Creditors and, upon receipt thereof, the Sponsors, the Acceding Shareholders and the Subordinated Loan Creditors shall be deemed to have acknowledged the transfer of the Intercreditor Agent’s rights and obligations under this Agreement to its successor.

28.3	Accession of Subordinated Loan Creditors

(a)

Where it is proposed that Shareholder Funding is to be provided in full or in part by a Bank Subordinated Loan in accordance with the terms of this Agreement, the bank or financial institution providing the Bank Subordinated Loan must, prior to making any loan to the Company, accede to this Agreement as a Subordinated Loan Creditor by executing and delivering to the Intercreditor Agent and the Offshore Security Trustee and Agent a duly executed Subordinated Loan Creditor Accession Deed.

(b)	Upon receipt of a Subordinated Loan Creditor Accession Deed by the Intercreditor Agent and countersignature by the Intercreditor Agent, such Subordinated Loan Creditor will acquire all the rights and assume all of the obligations of a Subordinated Loan Creditor under this Agreement.

28.4	Changes to Secured Parties and Finance Parties

Each Sponsor, the Mosaic Shareholder, Acceding Shareholder, Subordinated Loan Creditor and the Company acknowledge that each of the Offshore Security Trustee and Agent and the Intercreditor Agent holds the rights and benefits under this Agreement on behalf of each of the Secured Parties (or, in the case of the Intercreditor Agent, the Finance Parties) from time to time, and that if a Secured Party (or, as the case may be, a Finance Party) transfers or assigns all or any part of its rights and/or obligations under the Facility Documents to which it is a party (or, in the case of a Secured Hedging Counterparty, assigns all or part of its rights and/or obligations under a Secured Hedging Agreement to which it is a party or enters into a new Secured Hedging Agreement and becomes a party to the Intercreditor Agreement in accordance with the terms thereof) such rights and benefits will be held by the Offshore Security Trustee and Agent and the Intercreditor Agent on behalf of the Secured Parties (or, as the case may be, Finance Parties) following such assignment or transfer (or, as the case may be, new Secured Hedging Agreement).

28.5	Accession of Acceding Shareholders

(a)	Where a person is to acquire shares in the Company from a Sponsor or the Mosaic Shareholder as permitted under Clause 13 (Share Retention and New Shareholders) or from another Acceding Shareholder, such person shall prior to acquiring such shares accede to this Agreement as an Acceding Shareholder by executing and delivering to the Intercreditor Agent and the Offshore Security Trustee and Agent a duly executed Shareholder Accession Deed.

(b)	Upon receipt of a Shareholder Accession Deed by the Intercreditor Agent and countersignature by the Intercreditor Agent, such person acquiring shares referred to in paragraph (a) above will acquire all the rights and assume all the obligations of a Sponsor, the Mosaic Shareholder or another Acceding Shareholder under this Agreement.

SECTION 7 - ADMINISTRATION

29.	MISCELLANEOUS

29.1	No set off

All payments to be made by a Sponsor, the Mosaic Shareholder, an Acceding Shareholder, the Company or a Subordinated Loan Creditor under this Agreement shall be calculated and be made without (and free and clear of any deduction for) set off or counterclaim.

29.2	Business Days

(a)	Subject to paragraph (b) below, any payment under this Agreement which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	For the avoidance of doubt and notwithstanding any provision under this Agreement or any other Finance Document, any payment under this Agreement which is due to be made to a Finance Party or by a Finance Party on 31 December shall be made on the preceding Business Day.

29.3	Currency of account

(a)	Subject to paragraph (b) below and save as is otherwise provided in this Agreement, the Dollar is the currency of account and payment for any sum due from a Sponsor, the Mosaic Shareholder, Acceding Shareholder, the Company or any Subordinated Loan Creditor under this Agreement.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

29.4	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in this Agreement to, and any obligations arising under this Agreement in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Intercreditor Agent (after consultation with the Sponsors); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Intercreditor Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Intercreditor Agent (acting reasonably and after consultation with the Sponsors) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the relevant interbank market and otherwise to reflect the change in currency.

30.	SET OFF

A Secured Party may set off any matured obligation due from a Sponsor, the Mosaic Shareholder, the Company or any Subordinated Loan Creditor under this Agreement against any matured obligation owed by that Secured Party to such person, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Secured Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set off.

31.	NOTICES

31.1	Communications in writing

Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter.

31.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Agreement is:

(a)	in the case of a Sponsor, that identified with its name below;

(b)	in the case of the Mosaic Shareholder, that identified with its name below;

(c)	in the case of the Company, that identified with its name below;

(d)	in the case of each Agent, that identified with its name below or, as the case may be, specified in the CTA Accession Memorandum pursuant to which it became a Party;

(e)	in the case of each Subordinated Loan Creditor other than a Sponsor, or the Mosaic Shareholder, that specified in the Subordinated Loan Creditor Accession Deed pursuant to which it became a Party;

(f)	in the case of each Acceding Shareholder, that specified in the Shareholder Accession Deed pursuant to which it became a Party,

or any substitute address, fax number or department or officer as the Party may notify to the other Parties, by not less than five (5) Business Days’ notice.

31.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post, postage prepaid, in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Intercreditor Agent, or the Offshore Security Trustee and Agent will be effective only when actually received by such Party and then only if it is expressly marked for the attention of the department or officer identified with such Party’s signature below (or any substitute department or officer as such Party shall specify for this purpose).

31.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 31.2 (Addresses) or changing its own address or fax number, the Intercreditor Agent shall notify the other Parties.

31.5	Electronic communication

Notwithstanding any other provision in this Clause 31, any communication to be made between the Parties under or in connection with this Agreement may be made by electronic mail or other electronic means, if the Parties:

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their address or any other such information supplied by them.

Any electronic communication made between the Parties will be effective only when actually received in readable form.

31.6	English language

(a)	Any notice given under or in connection with this Agreement must be in English.

(b)	All other documents (other than the conditions precedent listed in schedule 2 (Initial Conditions Precedent) of the Common Terms Agreement unless expressly stated otherwise therein) provided under or in connection with this Agreement must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Intercreditor Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

32.	CALCULATIONS AND CERTIFICATES

32.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with this Agreement, the entries made in the accounts maintained by a Secured Party are prima facie evidence of the matters to which they relate.

32.2	Certificates and determinations

Any certification or determination by a Secured Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3	Day count convention

Any commission or fee accruing under this Agreement will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of three hundred and sixty (360) days or, in any case where the practice in the relevant interbank market differs, in accordance with that market practice.

33.	PARTIAL INVALIDITY

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of either Agent, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

35.	AMENDMENTS AND WAIVERS

35.1	Amendments

Any term of this Agreement may be amended only with the consent of the Intercreditor Agent, acting in accordance with the terms of the Intercreditor Agreement, and the other Parties to this Agreement. The Intercreditor Agent may effect, on behalf of any Secured Party, any amendment permitted by this Clause 35.

35.2	Waivers

Any term of this Agreement may be waived only with the consent of the Intercreditor Agent, acting in accordance with the terms of the Intercreditor Agreement. The Intercreditor Agent may effect, on behalf of any Secured Party, any waiver permitted by this Clause 35.

36.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

37.	NOTICE AND ACKNOWLEDGEMENT OF ASSIGNMENT

37.1	Notice

The Company by its execution of this Agreement hereby notifies each Sponsor of the fact that it has assigned to the Offshore Security Trustee and Agent (as trustee and agent for itself and each other Secured Party), as security for the payment and discharge of the Company’s obligations under the Finance Documents all its rights under this Agreement pursuant to the Assignment of Completion Support.

37.2	Acknowledgement

Each Sponsor hereby acknowledges receipt of such notice of assignment and confirms that it has not received notice of any previous encumbrance over such rights.

38.	PRESERVATION OF RIGHTS

38.1	Waiver of defences

None of the subordination provisions set out in Clause 14 (Subordination of Claims) and Clause 15 (Subordinated Loans) or otherwise effected by this Agreement, the obligations of the Company, the Sponsors, the Mosaic Shareholder, the Acceding Shareholders or the Subordinated Loan Creditors contained in this Agreement or the rights, powers and remedies conferred upon the Offshore Security Trustee and Agent or any of the Secured Parties by this Agreement or by law shall be discharged, impaired or otherwise affected by:

(a)	the bankruptcy, winding up, dissolution, administration or reorganisation or any similar proceeding in any jurisdiction of the Company, a Sponsor, the Mosaic Shareholder, an Acceding Shareholder; any Subordinated Loan Creditor or any other person or any change in its status, function, control or ownership;

(b)	any of the obligations of the Company, a Sponsor, the Mosaic Shareholder, an Acceding Shareholder or any Subordinated Loan Creditor or any other person under any Finance Document or under any Security created pursuant to a Security Document being or becoming illegal, invalid, unenforceable or ineffective in any respect;

(c)	any time or other indulgence being granted or agreed to be granted to the Company, a Sponsor, the Mosaic Shareholder, an Acceding Shareholder or any Subordinated Loan Creditor or any other person in respect of its obligations under any Finance Document or any Security created pursuant to a Security Document;

(d)	any amendment (however fundamental) to, or any variation (however fundamental), waiver or release of, any of the terms of any Finance Document or any other document or any Security created pursuant to a Security Document;

(e)	any failure to take, or fully to take, any security contemplated by any Finance Documents or otherwise agreed to be taken in respect of the obligations of the Company, a Sponsor, the Mosaic Shareholder, an Acceding Shareholder or any Subordinated Loan Creditor under any of the Finance Documents;

(f)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce any rights against or security over the assets of any person or any non presentation or non observance of any formality or other requirement in respect of any instrument or any failure to realise or fully to realise the value of, or any release, discharge, exchange or substitution of, any Security created pursuant to a Security Document;

(g)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(h)	any intermediate payment or discharge of any of the Secured Debt in whole or in part; or

(i)	any other act, event or omission which, but for this Clause 38.1, might operate to discharge, impair or otherwise affect any of the obligations of the Company, any Sponsor, the Mosaic Shareholder, any Acceding Shareholder or any Subordinated Loan Creditor contained in this Agreement or any of the rights, powers or remedies conferred upon the Secured Parties or any of them by this Agreement, or by law.

38.2	Settlement conditional

Any settlement or discharge given by any Secured Party in respect of the obligations of the Company, a Sponsor, the Mosaic Shareholder, an Acceding Shareholder or any Subordinated Loan Creditor under this Agreement or any other agreement reached between such Secured Party and the Company, a Sponsor, the Mosaic Shareholder, an Acceding Shareholder or any such Subordinated Loan Creditor in relation to it shall be, and be deemed always to have been, void if any act on the faith of which such Secured Party gave the Company, the Sponsor, the Mosaic Shareholder, the Acceding Shareholder or the Subordinated Loan Creditor that settlement or discharge or entered into that agreement is subsequently avoided by or in pursuance of any provision of law.

38.3	Exercise of rights

No Secured Party shall be obliged before exercising any of the rights, powers or remedies conferred upon it in respect of the Company, a Sponsor, the Mosaic Shareholder, an Acceding Shareholder or any Subordinated Loan Creditor by this Agreement or by law:

(a)	to make any demand of the Company, a Sponsor the Mosaic Shareholder, an Acceding Shareholder, any Subordinated Loan Creditor or any other person;

(b)	to take any action or obtain judgment in any court against the Company, a Sponsor, the Mosaic Shareholder, an Acceding Shareholder, any Subordinated Loan Creditor or any other person;

(c)	to make or file any claim or proof in a winding up or dissolution of the Company, a Sponsor, the Mosaic Shareholder, an Acceding Shareholder, any Subordinated Loan Creditor or any other person; or

(d)	to enforce or seek to enforce any security taken in respect of any of the obligations of the Company under any Finance Document.

38.4	Non competition

Each Sponsor, the Mosaic Shareholder, each Acceding Shareholder and each Subordinated Loan Creditor agrees that until the Final Maturity Date it shall not exercise any rights which it may at any time have by reason of payment or performance by it of its obligations under this Agreement or by virtue of the operation of Section 3 (Equity Support and Equity Retention) (in the case of a Sponsor) or Clause 9 (Reimbursement) (in the case of a Sponsor or an Acceding Shareholder) or Clause 15 (Subordinated Loans) or Clause 18 (Turnover) (in the case of a Subordinated Loan Creditor):

(a)	to be indemnified by the Company or to receive any collateral from the Company; and/or

(b)	to claim any contribution from any other guarantor of the Company’s obligations under the Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of any Secured Party under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document by the Secured Parties or any of them.

38.5	Continuing obligation

The obligations of each Sponsor, the Mosaic Shareholder, each Acceding Shareholder and each Subordinated Loan Creditor contained in this Agreement shall constitute and be continuing obligations notwithstanding any settlement of account or other matter or thing whatsoever, and shall not be considered satisfied by any intermediate payment or satisfaction of all or any of the obligations of the Company under any of the Finance Documents.

SECTION 8 - GOVERNING LAW AND ENFORCEMENT

39.	GOVERNING LAW

This Agreement is governed by English law.

40.	ENFORCEMENT

40.1	Litigation

Subject to Clause 41 (Arbitration):

(a)	no Finance Party shall be prevented from taking proceedings relating to a Dispute in any courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions; and

(b)	the Finance Parties and the Company each hereby irrevocably and unconditionally submit and consent to the non-exclusive jurisdiction of the following fora to settle any disputes arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) and to determine any suit, action or proceedings (a “Dispute”):

(i)	the courts of England;

(ii)	the SAMA Committee; and

(iii)	the Enforcement Department in respect of any legal action or proceedings arising out of or relating to any Order Note,

and the parties shall not challenge any submission in accordance with this Clause on the grounds that any such forum is not a convenient forum.

40.2	Service of process

(a)	Ma’aden and the Company agree that the process by which any proceedings before the courts of England in respect of this Agreement are begun may be served on it by being delivered to Ma’aden HR Limited Co. at 100 New Bridge Street, London EC4V 6JA or its registered office for the time being.

(b)	Mosaic and the Mosaic Shareholder agree that the process by which any proceedings before the courts of England in respect of this Agreement are begun may be served on it by being delivered to TMF Corporate Services Limited at Fifth Floor, 6 St. Andrew Street, London EC4A 3AE or its registered office for the time being.

(c)	SABIC agrees that the process by which any proceedings before the courts of England in respect of this Agreement are begun may be served on it by being delivered to SABIC UK Petrochemicals Limited at Wilton, Redcar, Cleveland TS10 4RF or its registered office for the time being.

(d)	Each Subordinated Loan Creditor (where it is funding from a Facility Office outside of England and Wales) and each Acceding Shareholder agrees that the process by which any proceedings before the courts of England in respect of this Agreement are begun may be served on it at the address specified in its Subordinated Loan Creditor Accession Deed or Shareholder Accession Deed as the case may be.

(e)	If the appointment of the person described in paragraphs (a) or (d) above ceases to be effective in respect of either Sponsor, the Company, the Mosaic Shareholder, any

Acceding Shareholder or any Subordinated Loan Creditor, such Party shall immediately appoint a further person in England to accept service of process on its behalf in England and, failing such appointment within fifteen (15) days, the Intercreditor Agent shall be entitled to appoint such person by notice to such Party.

(f)	Nothing in this Agreement shall affect the right to serve process on a Sponsor, the Mosaic Shareholder, the Company, any Acceding Shareholder or, as the case may be, any Subordinated Loan Creditor in any other manner permitted by law.

(g)	Each Sponsor, the Mosaic Shareholder, the Company, each Acceding Shareholder and each Subordinated Loan Creditor agrees that failure by a process agent to notify it of the process will not invalidate the proceedings concerned.

40.3	Waiver of immunity

To the extent that the Company, the Mosaic Shareholder, a Sponsor, any Acceding Shareholder or any Subordinated Loan Creditor may be entitled in any jurisdiction to claim for itself or its assets immunity from any suit, execution, attachment or other legal process under this Agreement, each such Party hereby irrevocably waives all immunity it or its assets or revenues may otherwise have in any jurisdiction, including immunity in respect of:

(a)	the giving of any relief by way of injunction or order for specific performance or for the recovery of assets or revenues; and

(b)	the issue of process against its assets or revenues for the enforcement of a judgement or, in an action in rem, for the arrest, detention or sale of any of its assets or revenues.

41.	ARBITRATION

41.1	Arbitration Option

(a)	Any Finance Party or the Company may by notice in writing to the relevant party/parties to a Dispute at the address given for the sending of notices under this Agreement pursuant to Clause 31 (Notices) require that a Dispute be finally resolved by arbitration under the Rules of Arbitration of the London Court of Arbitration (“LCIA”) in force at the time the arbitration commences, which rules are deemed incorporated by reference into this Clause.

(b)	Notice under paragraph (a) above must be given before any substantive defence or response has been submitted in any formal legal proceedings that have been commenced in respect of the Dispute in accordance with Clause 40 (Enforcement).

41.2	Procedure for arbitration

(a)	The arbitration shall take place in London and shall be conducted in the English language.

(b)	The tribunal shall consist of three arbitrators (the “Tribunal”). The claimant (or claimants jointly) shall nominate one arbitrator for appointment by the LCIA Court. The respondent (or respondents jointly) shall nominate one arbitrator for appointment by the LCIA Court. The LCIA Court shall appoint the chairman.

(c)	None of the arbitrators shall:

(i)	be an employee or agent or former employee or agent of the Company, any Sponsor, any Shareholder, any Project Party or any person that directly or indirectly beneficially owns any share capital of the Company or an employee of any Finance Party;

(ii)	have any political, business or other ties to the Kingdom of Saudi Arabia; or

(iii)	be a person with familial ties to the Company, any Project Party, the Government of the Kingdom of Saudi Arabia or any person that directly or indirectly beneficially owns any share capital of the Company.

(d)	The award of an arbitrator in relation to a Dispute shall be final and binding on the parties to that Dispute. The Parties hereby waive any right to apply to any court of law and/or other judicial authority to determine a preliminary point of law and/or review any question of law and/or the merits, insofar as such waiver may be validly made.

(e)	The Parties agree that any arbitral award may be enforced against the parties to an arbitration and their respective assets.

(f)	The Tribunal shall have the power to award the costs of the arbitral award against the losing party to such arbitration or as between the parties to such arbitration as the Tribunal in its discretion deems appropriate.

(g)	The Tribunal, upon the request of a party to a Dispute or a party to this Agreement which itself wishes to be joined in any reference to arbitration proceedings in relation to a Dispute, may join any party to this Agreement to any arbitration in relation to that Dispute and may make a single, final award determining all Disputes between them. Each of the Parties hereby consents to be joined to any arbitration in relation to any Dispute at the request of a party to that Dispute.

(h)	Where, pursuant to the above provisions, the same Tribunal has been appointed in relation to two or more Disputes, the Tribunal may, with the agreement of all the parties concerned or upon the application of one of the parties, being a party to each of the Disputes, order that the whole or part of the matters at issue shall be heard together upon such terms or conditions as the Tribunal thinks fit. The Tribunal shall have power to make such directions and any interim or partial award as it considers just and desirable.

This document is executed as a deed and is delivered and takes effect at the date written at the beginning of it.

SCHEDULE 1

Subordinated Loan Creditor Accession Deed

Date:	[—]

To:	Mizuho Bank, Ltd. as Intercreditor Agent and Riyad Bank, London Branch as Offshore Security Trustee and Agent

From:	[acceding Subordinated Loan Creditor]

Ma’aden Wa’ad Al Shamal Phosphate Company-Subordinated Loan Creditor Accession Deed

We refer to an equity support, subordination and retention agreement (the “Equity Support, Subordination and Retention Agreement”) dated [—] and originally made between Saudi Arabian Mining Company, Saudi Basic Industries Corporation, The Mosaic Company, as Sponsors, Mosaic Phosphates B.V. as Mosaic Shareholder, Ma’aden Wa’ad Al Shamal Phosphate Company as Company, Mizuho Bank, Ltd. as Intercreditor Agent and Riyad Bank, London Branch as Offshore Security Trustee and Agent. Terms defined in the Equity Support, Subordination and Retention Agreement shall have the same meanings in this Subordinated Loan Creditor Accession Deed.

1.	We hereby confirm that we propose to enter into an agreement with the Company, a copy of which is attached, to provide a Bank Subordinated Loan in accordance with the terms of the Equity Support, Subordination and Retention Agreement.

2.	We acknowledge and agree that upon and by reason of our delivering this Subordinated Loan Creditor Accession Deed to the Intercreditor Agent and the Offshore Security Trustee and Agent, we will forthwith become a party to the Equity Support, Subordination and Retention Agreement as a Subordinated Loan Creditor in accordance with Clause 28.3 (Accession of Subordinated Loan Creditors) thereof and shall be entitled to the rights and benefits, and be bound by the obligations, of a Subordinated Loan Creditor thereunder.

3.	Our address and facsimile number for the purpose of receiving communications under the Equity Support, Subordination and Retention Agreement are as follows:

Address:         [—]

Facsimile No: [—]

4.	[We hereby confirm that the process by which any proceedings before the courts of England in respect of the Equity Support, Subordination and Retention Agreement are begun may be served on us by being delivered to [address within England and Wales] or its registered office for the time being.][1]

5.	This Subordinated Loan Creditor Accession Deed shall be governed by, and construed in accordance with, English law.

IN WITNESS WHEREOF this Subordinated Loan Creditor Accession Deed has been executed as a deed poll and is intended to be and is hereby delivered on the date first above written.

[1]	Delete if Subordinated Loan Creditor funds from a Facility Office incorporated in England and Wales.

The acceding Subordinated Loan Creditor

EXECUTED AS A DEED
By:	[Full name of acceding Subordinated Loan Creditor]

The Intercreditor Agent

MIZUHO BANK, LTD.

By:

Date:

The Offshore Security Trustee and Agent

RIYAD BANK, LONDON BRANCH

By:

Date:

SCHEDULE 2

Shareholder Accession Deed

Date:	[—]

To:	Mizuho Bank, Ltd. as Intercreditor Agent and Riyad Bank, London Branch as Offshore Security Trustee and Agent

From:	Acceding Shareholder

Ma’aden Wa’ad Al Shamal Phosphate Company - Shareholder Accession Deed

We refer to an equity support, subordination and retention agreement (the “Equity Support, Subordination and Retention Agreement”) dated [—] and originally made between Saudi Arabian Mining Company, Saudi Basic Industries Corporation and The Mosaic Company, as Sponsors, Mosaic Phosphates B.V. as Mosaic Shareholder, Ma’aden Wa’ad Al Shamal Phosphate Company as Company, Mizuho Bank, Ltd. as Intercreditor Agent and Riyad Bank, London Branch as Offshore Security Trustee and Agent. Terms defined in the Equity Support, Subordination and Retention Agreement shall have the same meanings in this Shareholder Accession Deed.

1.	We hereby confirm that we are to become a Shareholder of the Company and wish to accede to the terms of the Equity Support, Subordination and Retention Agreement as an Acceding Shareholder.

2.	We acknowledge and agree that upon and by reason of our delivering this Shareholder Accession Deed to the Intercreditor Agent and the Offshore Security Trustee and Agent, we will forthwith become a party to the Equity Support, Subordination and Retention Agreement as a Acceding Shareholder in accordance with Clause 28.5 (Accession of Acceding Shareholders) thereof and shall be entitled to the rights and benefits, and be bound by the obligations, of an Acceding Shareholder thereunder, including the provisions of Clause 9 (Reimbursement), as an Acceding Shareholder.

3.	Our address and facsimile number for the purpose of receiving communications under the Equity Support, Subordination and Retention Agreement are as follows:

Address:             [—]

Facsimile No:    [—]

4.	We hereby confirm that the process by which any proceedings before the courts of England in respect of the Equity Support, Subordination and Retention Agreement are begun may be served on us by being delivered to [address within England and Wales] or its registered office for the time being.

5.	This Shareholder Accession Deed shall be governed by, and construed in accordance with, English law.

IN WITNESS whereof this Shareholder Accession Deed has been executed as a deed poll and is intended to be and is hereby delivered on the date first above written.

The Acceding Shareholder

EXECUTED AS A DEED

By:	[Full name of Acceding Shareholder]

The Intercreditor Agent

MIZUHO BANK, LTD.

By:

Date:

The Offshore Security Trustee and Agent

RIYAD BANK, LONDON BRANCH

By:

Date:

SIGNATURE PAGES

THE COMPANY

EXECUTED as a deed by	)
MA’ADEN WA’AD AL SHAMAL	)
PHOSPHATE COMPANY	)	Khalil Al Watban

Name:	Khalil Al Watban

Title:	Chairman

Address:	P.O. Box 68861, Riyadh 11537, Kingdom of Saudi Arabia

Fax:	+966 11 874 8296

Attention:	Chief Legal Counsel

*Signature of Witness	Khalid Zowayed

Name of witness	Khalid Zowayed

Address	P.O. Box 11981, Bahrain

Occupation	Lawyer

*Signature of Witness	Omar Al Ansari

Name of witness	Omar Al Ansari

Address	P.O. Box 11981, Bahrain

Occupation	Lawyer

*	Each witness declares himself to be an adult Muslim male.

SPONSOR AND SHAREHOLDER

EXECUTED as a deed by	)
SAUDI ARABIAN MINING COMPANY	)	Khalid Al-Rowais

Name:	Khalid Al-Rowais

Title:	VP Finance and IT corporate

Address:	P.O Box 68861, Riyadh 11537, KSA

Fax No.:	+966118748296

Attention:	Chief Legal Counsel

*Signature of Witness	Khaled Zowayed

Name of witness	Khaled Zowayed

Address	P.O Box 11981, Bahrain

Occupation	Lawyer

*Signature of Witness	Omar Al Ansari

Name of witness	Omar Al Ansari

Address	P.O Box 11981, Bahrain

Occupation	Lawyer

*	Each witness declares himself to be an adult Muslim male.

SPONSOR

EXECUTED as a deed by	)
THE MOSAIC COMPANY	)	Christiano C. Barros

Name:	Cristiano (“Cris”) C. Barros

Title:	Vice President and Treasurer

Address:	3033 Campus Drive, Suite E490, Plymouth, MN, USA 55441

Fax No.:	+1 (763) 577-2982

Attention:	General Counsel

*Signature of Witness	Khaled Zowayed

Name of witness	Khaled Zowayed

Address	P.O Box 11981, Bahrain

Occupation	Lawyer

*Signature of Witness	Omar Al Ansari

Name of witness	Omar Al Ansari

Address	P.O. Box 11981, Bahrain

Occupation	Lawyer

*	Each witness declares himself to be an adult Muslim male.

MOSAIC SHAREHOLDER

EXECUTED as a deed by	)
MOSAIC PHOSPHATES B.V.	)	Christiano C. Barros

Name:	Cristiano (“Cris”) C. Barros

Title:	Authorised Signatory

Address:	Kbelweg 37, 7th Floor, 1014 BA Amsterdam, the Netherlands

Fax No.:	+31 (0) 206730016

Attention:	Managing Director

With a copy to:

Address:	3033 Campus Drive, Suite E490, Plymouth, MN, USA 55441

Fax No.:	+1 (763) 577-2982

Attention:	General Counsel

*Signature of Witness	Khaled Zowayed

Name of witness	Khaled Zowayed

Address	P.O Box 11981, Bahrain

Occupation	Lawyer

*Signature of Witness	Omar Al Ansari

Name of witness	Omar Al Ansari

Address	P.O. Box 11981, Bahrain

Occupation	Lawyer

*	Each witness declares himself to be an adult Muslim male.

SPONSOR AND SHAREHOLDER

EXECUTED as a deed by	)
SAUDI BASIC INDUSTRIES CORPORATION	)	Mutlaq Al-Morished

Name:	Mutlaq Al Morished

Title:	Executive Vice President, Corporate Finance

Address:	SABIC HQ, Qurdoba District, Exit 8, P.O. Box 5101, Riyadh 11422

Fax No.:	+966 (11) 2259570

Attention:	SABIC CFO, Department: Corporate Finance

*Signature of Witness	Abdulaziz M. AlFakhr

Name of witness	Abdulaziz M. AlFakhr

Address	Sabic H2

Occupation	Head of Cash Management

*Signature of Witness	Hosam Almogbil

Name of witness	Hosam Almogbil

Address	SABIS Ha

Occupation	Analyst

*	Each witness declares himself to be an adult Muslim male.

INTERCREDITOR AGENT

EXECUTED as a deed by	)
MIZUHO BANK, LTD.	)	Christian Ayves / Akihito Hayano

Name:	Christian Ayves / Akihito Hayano

Title:	Director Natural Resources / Vice President

Address:	Bracken House, One Friday Street, London, EC4M 9JA

Fax No.:	+44 207 012 4053

Attention:	Loans Agency, ‘loanagency@mhcb.co.uk’

*Signature of Witness	Khaled Zowayed

Name of witness	Khaled Zowayed

Address	P.O. Box 11981, Bahrain

Occupation	Lawyer

*Signature of Witness	Omar Al Ansari

Name of witness	Omar Al Ansari

Address	P.O. Box 11981, Bahrain

Occupation	Lawyer

*	Each witness declares himself to be an adult Muslim male.

OFFSHORE SECURITY TRUSTEE AND AGENT

EXECUTED as a deed by	)
RIYAD BANK, LONDON BRANCH	)	Alan H. Lower / Tariq Abdullah Al-GhAziri

Name:	Alan H. Lowe / Tariq Abdullah Al-Ghaziri

Title:	Senior Vice President / Assistant Vice President

Address:	17b Curzon Street, London, W1J 5HX, England

Fax No.:	+44 (0)20 7529 2750 / +44 (0)20 7529 2750 2722

Attention:	Frank Mitchell, Manager Operations & Administration / Loans Admin Department

*Signature of Witness	Khaled Zowayed

Name of witness	Khaled Zowayed

Address	P.O. Box 11981, Bahrain

Occupation	Lawyer

*Signature of Witness	Omar Al Ansari

Name of witness	Omar Al Ansari

Address	P.O. Box 11981, Bahrain

Occupation	Lawyer

*	Each witness declares himself to be an adult Muslim male.